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Exhibit 10.27

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Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

        DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (this "Agreement") dated as of August 17, 2000 by and between IMMUNICON CORPORATION, a Pennsylvania corporation, having its principal office at 3401 Masons Mill Road, Suite 100, Huntingdon Valley, PA 19006 and its subsidiaries (collectively, "Immunicon"), and ORTHO-CLINICAL DIAGNOSTICS, INC., a New York corporation, having its principal office at 1001 US Hwy. #202, Raritan, NJ 08869-0606 ("OCD").

1.     BACKGROUND

        1.0    Immunicon has certain patents and know-how relating to assays useful in the detection of certain human cellular conditions such as the presence of cancerous or pre-cancerous cells in peripheral blood or other body fluids.

        1.1    OCD has expertise in the marketing, distribution, and sales of products used in the diagnosis of human disease states and in managing regulatory issues relating to such products.

        1.2    Immunicon and OCD desire to collaborate to produce products based upon their respective technologies and businesses with the intent that a full range of cellular human cancer diagnostics shall be developed and manufactured, in part, by Immunicon and manufactured in part by OCD, and marketed and distributed worldwide by OCD.

2.     DEFINITIONS

        "Affiliate" of a party means any entity that directly or indirectly controls, is controlled by or is under common control with such party. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") means, in the case of a corporation, the ownership of fifty percent (50%) or more of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of the party, or if not meeting the preceding requirement, any company owned or controlled by or owning or controlling a party at the maximum control or ownership right permitted in the country where such party exists.

        "Automated Cell Analysis System" means an automated device that is capable of enriching, presenting, characterizing, and counting cells, and providing processed diagnostic information (sufficient for the clinical diagnosis of the presence or absence of Cancer and/or Pre-Cancerous conditions) from cells, all with Clinical Sensitivity meeting the specifications set forth in the Development Plan; wherein such cells are obtained through the use of Cellular Analysis Products.

        "Bulk Reagent Cost" means Immunicon's fully-loaded cost per relevant unit of manufacturing Bulk Reagents, determined in accordance with GAAP.

        "Calendar Year" means each twelve-month period commencing with January 1 and ending with December 31.

        "Cancer" means diseases characterized by uncontrolled growth of abnormal cells that are generally associated with tumor production or tissue invasiveness leading to localized or disseminated tissue pathology.

        "Cellular Analysis Product(s)" means products or methods, including without limitation analytical reagents, test kits, consumable products and disposable items, incorporating or utilizing Immunicon Inventions in Cellular Diagnostics.

        "Cellular Diagnostics" means: (a) the enrichment or isolation of one or more intact cells from body fluids or lymph nodes (including, without limitation, blood, urine, saliva, semen, stool and stool homogenates, bone marrow, cerebral spinal fluid, gastric juice, nipple aspirates, uterine lavage, cervical lavage, bronchial alveolar lavage, ductal lavage, gastric lavage, and enemas) using magnetic particles in combination with one or more reagents and (b) analyzing, identifying or quantifying cells or one or more cellular components.

        "Clinical Sensitivity" means the ability to distinguish between disease states (or precondition for disease states) and non-disease states in a biological sample with a degree of accuracy and precision according to generally acceptable clinical laboratory standards in the United States. Some Clinical Sensitivity criteria will be set forth in the Development Plan. Such criteria apply only to the Cellular Analysis Products or instrumentation to which they refer and only in the context in which they are described.

        "Clinical Trial(s)" means human clinical testing meeting the various regulatory requirements and ethical guidelines as may be specified in individual countries where clinical trials of Cellular Analysis Products will be conducted or where such trials will be used to seek approval under Regulatory Authority requirements to market, use and sell Cellular Analysis Products in such country; provided, "Clinical Trials" shall not include post-marketing studies or surveillance.

        "Clinical Trial Expenses" means (i) expenses related to Clinical Trial planning, materials, clinical site recruiting, training and participation, monitoring of clinical sites, data analysis and data quality assurance, preparing documents for initial fillings for Regulatory Authority submission (including, but not limited to, all fees paid to clinical investigators and patients); (ii) expenses related to planning, managing, carrying out, analyzing and preparing reports of pre-clinical studies necessary to submit as part of initial regulatory marketing applications; (iii) travel expenses related to planning meetings, clinical development or regulatory submissions; and (iv) a reasonable allocation of each of overhead associated with the conduct of such activities and general and administrative expenses. "Clinical Trial Expenses" shall not include any other costs incurred to conduct such trials outside of the Development Plan referred to in Exhibit A. The general and administrative expense component referred to in clause (iv) of this definition shall not exceed twenty-five percent (25%) of the total of all expenses relating to a Clinical Trial.

        "Commercial Period" means the period commencing upon the shipment by OCD to a Third Party or an Internal End User of the first Cellular Analysis Product as of the effective date of this Agreement in North America, Japan, or a country that is a member of the European Union, after obtaining Regulatory Approval in such country and ending upon the termination of this Agreement. Sale of a Cellular Analysis Product for research, investigational, or other such uses shall not, by itself, commence the Commercial Period.

        "Confidential Information" means (i) any proprietary or confidential information or other material in a tangible form that is marked as "confidential" at the time it is delivered to the receiving party or (ii) proprietary or confidential information disclosed orally that is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

        "Development Plan" means the written summary of the research and development activities conducted by Immunicon in accordance with the "Development Program" (described in Section 3, below) in order to develop and commercialize Cellular Analysis Products and Automated Cell Analysis Systems. The Development Plan shall be annexed hereto as Exhibit A, as the same may be modified only by the Steering Committee as set forth in Section 3, below.

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Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        "Enhancement" means that the product or process under consideration would (i) demonstrate at least a [**] improvement in the recovery of rare cells in a sample of whole blood spiked with less than [**] rare cells/ml relative to the then currently available Cellular Analysis Product for determining the quantity of such rare cells (in a similar sample size), or (ii) demonstrate at least a [**] improvement in the clinical sensitivity of rare cell assays (against confirmed positive samples) relative to the then currently available Cellular Analysis Product for determining the presence of such rare cells (including all manual and automated steps such as sample preparation, reagent combination, incubation, and instrument readings), or (iii) reduce the time to produce a result using such assay by at least [**] relative to the then currently available Cellular Analysis Product for determining the presence or quantity of such rare cells (including all manual and automated steps such as sample preparation, reagent combination, incubation, and instrument readings), or (iv) provide a statistical, mathematical, or qualitative parameter for analyzing, identifying or quantifying one or more cellular components wherein such parameter is not readily attainable through the use of the then currently available Cellular Analysis Products or Automated Cell Analysis Systems (e.g., provide a new information channel).

        "Enrichment" means the retrieval of sub-populations of nucleated cells from a larger population of nucleated cells by transduction of a force to effect a separation of a substantial majority of the sub-population from the larger population, wherein the sub-population constitutes no more than [**] of the total population.

        "FDA" means the United States Food and Drug Administration, or any successor body.

        "Field" means the human in vitro application of Cellular Diagnostics to Cancer and Pre-Cancerous conditions. For the resolution of doubt, the Field shall not include cardiovascular diagnostics and screening, neurological disorder diagnostics, infectious disease diagnostics, hematology, standard blood serum immunoassays for soluble markers and analysis of cells taken by tissue biopsy.

        "GAAP" means U.S. generally accepted accounting principles consistently applied.

        "Know-How" means any proprietary information including, without limitation, any trade secret, that is useful in any aspect of the development, use, manufacture or sale of Cellular Analysis Products or Automated Cell Analysis Systems and is not publicly known, disclosed or published, including, without limitation, all pre-clinical, clinical, chemical, biochemical, toxicological, analytical, manufacturing, process, formulation and scientific research information, whether or not capable of precise separate description but that alone or when accumulated give to the one acquiring it an ability to study, test, produce, formulate or market Cellular Analysis Products or Automated Cell Analysis Systems which one otherwise would not have known to study, test, produce, formulate or market in the same way.

        "Internal End User" means any Affiliate of OCD that is not in the business of reselling Cellular Analysis Products and whose use of such products normally results in such products' consumption.

        "Inventions" means the Patents and all inventions (patentable or otherwise), developments, designs, applications, improvements, formulae, concepts, ideas, Know-How, methods or processes, discoveries and techniques necessary or desirable or the development, manufacture, sale or distribution of or otherwise relating to products for the enrichment or isolation of one more intact cells from body fluids and related instrumentation, whether owned as of the date hereof or hereafter acquired or licensed pursuant to the Development Program.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        "Marketing Essential Characteristic" means the set of properties, characteristics, and functional requirements that must be incorporated in or displayed by Cellular Analysis Products and Automated Cell Analysis Systems or other instrumentation to make them acceptable to OCD and commercially acceptable in the market in which they are intended to be sold.

        "Material Breach" means a failure of a party to perform an express covenant or obligation under this Agreement or a breach of a representation or warranty of a party which failure or breach has had or would reasonably be expected to have a material adverse financial consequence to the non-failing or non-breaching party.

        Microarray Device" means a device embodying an Immunicon Patent that employs ferrofluids to create microarrays for sequential reactions involving nucleic acids as currently claimed (as of the effective date of this Agreement) in U.S. Patent Application 60/175,828 to Gohel, O'Hara, and Barnes.

        "Net Sales" means the revenues received by OCD or any of its Affiliates (other than Internal End Users) during a given period from the sale of Cellular Analysis Products to Third Parties and Internal End Users, less the following amounts: (i) discounts, including cash discounts, or rebates actually allowed or granted, (ii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return, (iii) freight charges paid for delivery and (iv) taxes or other governmental charges levied on or measured by the invoiced amount whether absorbed by the billing or the billed party. In the event that any Cellular Analysis Product is sold in the form of combination products or as a bundle containing one or more other products, Net Sales for such combination products or bundle will be calculated by multiplying actual Net Sales of such combination products by the fraction [**]; provided, however, that in no event shall such fraction be less than [**]. In the event that any Cellular Analysis Products are sold to Third Parties pursuant to a RAP, OCD shall reasonably determine that portion of the amount charged under the RAP that is attributable to Cellular Analysis Products in accordance with standard OCD accounting procedures, and consistent with generally accepted accounting principles.

        "Nonplatform Technology" means technology for use in the Field that does not employ ferrofluids (as defined herein), and is an Enhancement. As used herein, "ferrofluids" means particles having a magnetic core with a mean-longest dimension less than 200 nanometers (nm).

        "Patents" means (i) the U.S. and foreign patent applications and patents owned or licensed by Immunicon that are directly related to or have application in Cellular Diagnostics, (ii) U.S. and foreign patent applications and patents owned solely by Immunicon, that claim inventions that are directly related to or have application in Cellular Diagnostics (and which are conceived or reduced to practice as part of the Development Program) and (iii) all divisions, continuations, continuations-in-part, and substitutions thereof; and all extensions, reissues and re-examinations of any of the foregoing; in each case, wherein such patents or applications contain claims that would, but for the licenses granted hereunder, be infringed by OCD's activities in the Field. Exhibit B contains a list of Third Party patents in the Field that are licensed to Immunicon; such Exhibit shall be modified from time to time by Immunicon as such patents expire and licenses are obtained or terminated.

        "Pre-Cancerous" means a condition characterized by abnormal cellular changes that show a propensity to become Cancer.

        "RAP" means a reagent agreement, reagent rental or similar plan or arrangement wherein Cellular Analysis Products sold by OCD or an Affiliate are increased in price to include an amount to cover the amortized cost of an instrument system, including maintenance costs, or other equipment (amortized over the useful life thereof) supplied to a customer of OCD or an Affiliate under an agreement with the customer to purchase the Cellular Analysis Product(s) at such increased price in order that the customer may have the use of such instrument system and/or other equipment.

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Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        "Regulatory Approval" means any approval by a governmental entity to commence commercial sale in any country and any other approvals, clearances, registrations, or permits that may be required to manufacture, market, and sell Cellular Analysis Products, Automated Cell Analysis Systems, or any related components of such Products or instrumentation.

        "Regulatory Authority" means all governmental agencies regulating the development, manufacture or sale of Cellular Analysis Products or Automated Cell Analysis Systems in any country or groups of countries.

        "Research" means activities conducted to achieve the Milestones and advance the Development Plan or enhance Cellular Analysis Products or Automated Cell Analysis Systems or their use. For the purpose of determining Research funding levels, only the following expenditures shall be included: direct labor and supervision, materials (including those obtained via contract to third parties), prototype production, Clinical Trial Expenses, overhead, and general and administrative expenses (the latter not to exceed twenty percent (20%) of the total of Research expenses).

        "Screening Application" means uses or applications of Cellular Analysis Products for the identification from a group of apparently healthy subjects, those people who have Cancer or are at risk of developing Cancer.

        "Steering Committee" or "SC" means the Steering Committee described in Section 4 hereof.

        "Systems Cost" means Immunicon's standard cost of manufacturing the Automated Cell Analysis System, as determined in accordance with GAAP, based on the number of units forecasted by OCD in accordance with Section 6.7.

        "Third Party" means any person or entity other than OCD, Immunicon or their respective Affiliates.

        "Works" means the works of authorship, whether or not copyright protected or copyright protectable, relating to products or processes for the enrichment or isolation of one more intact cells from body fluids and related instrumentation, whether owned as of the date hereof or hereafter acquired or licensed pursuant to the Development Program.

3.     DEVELOPMENT PROGRAM

        3.1    Development Program.    Immunicon shall conduct Research under the Development Plan (as set forth in Exhibit A) with the goal of developing Cellular Analysis Products and Automated Cell Analysis Systems for commercial sale. Immunicon shall use its reasonable efforts to conduct the activities for which it is responsible in the Development Program, in accordance with the Development Plan and the provisions of this Agreement, in each case within the time schedule set forth therein and herein. Immunicon will conduct the Development Program in a prudent and skillful manner in accordance in all material respects with the Development Plan then in effect, and in accordance with all applicable Federal, state and local laws, rules, regulations and other requirements (including, without limitation, Good Laboratory Practices, cGMP, QSR, ISO and the regulations of other non-US Regulatory Authorities).

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        3.2    Program Management.    The Steering Committee shall provide oversight and advice for the conduct of the Development Program as follows:

          3.2.1    Within thirty (30) days after the date hereof the parties shall form a Steering Committee in accordance with the provisions set forth herein.

          3.2.2    The SC shall be composed of three (3) named representatives of OCD, one of whom shall be the senior business representative for the business unit in OCD or its Affiliate in which Cellular Analysis Products are managed, and three (3) named representatives of Immunicon, one of whom shall be the Chief Executive Officer of Immunicon or the senior business representative for the business unit in Immunicon in which Cellular Analysis Products are managed, having a direct reporting relationship to the Chief Executive Officer of Immunicon. Each party may substitute one or more of its representatives, from time to time in its sole discretion, effective upon notice to the other party of such change. OCD shall appoint the chairperson of the SC and so inform Immunicon, including any changes to the designated chairperson.

          3.2.3    The purposes of the SC shall be to provide oversight and guidance as to the conduct of the Development Program hereunder and to supervise and coordinate the Clinical Trials and the process of obtaining regulatory approvals of Cellular Analysis Products and Automated Cell Analysis Systems in the various countries. As part of its responsibilities, the SC shall:

      (a)
      review and approve activities and progress under the Development Plan,

      (b)
      as necessary, consider and adopt modifications to the Development Plan,

      (c)
      approve all Clinical Trial protocols,

      (d)
      approve modifications to plans for conducting Clinical Trials,

      (e)
      review and evaluate data and conclusions developed from Clinical Trials,

      (f)
      approve submissions for Regulatory Approval,

      (g)
      carry out such other activities as the parties may from time to time agree, and

      (h)
      review and approve terms for any licenses needed under Articles 7.3.1 and 7.3.2.

          3.2.4    Unless otherwise agreed, the SC shall meet no less frequently than quarterly. Each party shall be responsible for its own costs incurred in connection with such meetings. The site of the meetings shall alternate between a site chosen by Immunicon and a site chosen by OCD.

          3.2.5    Each member of the SC shall have one vote except the chairperson who shall have two votes. Any approval, determination, decision or other action by the SC shall require a majority vote of the total seven votes that may be cast by the members of the SC.

          3.2.6    The chairperson of the SC shall prepare and deliver to the other party within thirty (30) calendar days after the date of such meeting minutes of such meeting summarizing the matters reviewed and any actions taken and decisions made at such meetings in form and content reasonably acceptable to the parties.

        3.3    Project Representative.    OCD and Immunicon each shall appoint a person (a "Project Representative") to oversee the progress of the Development Plan. The Project Representatives shall be the primary contacts between the parties for day-to-day collaboration pursuant to this Agreement. Each party shall notify the other within thirty (30) days after the Effective Date of the appointment of its Project Representatives and shall notify the other party as soon as practicable upon changing this appointment.

        3.4    Responsibilities of Immunicon.

          3.4.1    Immunicon shall develop the Cellular Analysis Products and Automated Cell Analysis System as described more fully in the Development Plan that is subject to the approval of OCD. Immunicon shall be allowed to utilize its judgment and expertise in conducting the day-to-day activities for the development of Cellular Analysis Products and Automated Cell Analysis Systems but recognizes that OCD wishes to be informed of all key decisions in advance of their execution and be afforded the opportunity to influence the same.

          3.4.2    Immunicon shall manage, coordinate, implement and administer the Clinical Trials in accordance with the timeline set forth in the Development Plan. All Clinical Trials of Cellular Analysis Products and Automated Cell Analysis Systems shall be conducted in accordance with all applicable legal and regulatory requirements. Immunicon shall not depart in any material manner from any relevant clinical protocol for a Clinical Trial that is established by the SC, without the prior approval of the SC.

          3.4.3    Immunicon will provide all assistance, consultation and advice as necessary or appropriate in connection with the Clinical Trial for the filing of submissions with Regulatory Authorities, and all other aspects of regulatory approval processes. To the extent that the FDA or any other Regulatory Authority requests information with respect to Immunicon in connection with any regulatory filing, Immunicon shall provide such information promptly at no cost to OCD. Immunicon shall use all reasonable efforts to cooperate fully with OCD to comply with and obtain the approval of the Regulatory Authority and all other approvals necessary for OCD to market, sell and distribute products on a worldwide basis. In furtherance, and not in limitation of the foregoing, Immunicon agrees to provide OCD (and any appropriate Regulatory Authority) access to its data, records, facilities, employees and consultants in order to assist in the approval process, subject to appropriate protections for Immunicon's Confidential Information.

          3.4.4    At Immunicon's own cost and expense, including, without limitation, the cost and expense of validation, Immunicon will scale-up its production capability to produce Bulk Reagents and Automated Cell Analysis Systems to a level consistent with the demand indicated in the initial Forecast that meets applicable regulatory requirements.

        3.5    Funding Obligations.

          3.5.1    Immunicon shall allocate a budget covering all Clinical Trial Expenses for Cellular Analysis Products for monitoring and recurrence indications and shall bear up to Five Million dollars (US$5,000,000), for Clinical Trial Expenses for the first Screening Application set forth in Exhibit C. If Clinical Trial Expenses for such first Screening Application exceed Five Million Dollars (US$5,000,000) then Immunicon shall not be obligated to pay any such excess amount and OCD shall pay up to Five Million Dollars (US$5,000,000) of such additional Clinical Trial Expenses. If such additional Clinical Trial Expenses exceed Five Million Dollars (US$5,000,000) then the parties shall negotiate in good faith the future terms and conditions under which Clinical Trials for Cellular Analysis Products will be funded.

          3.5.2    In all other respects, Immunicon shall be responsible for the funding of its own activities and responsibilities under the Development Plan.

          3.5.3    (a) From and after the commencement of the Commercial Period, Immunicon shall invest in Research in each Calendar Year (or for any incomplete Calendar Year, that portion of such Calendar Year) an amount equal to no less than ten percent (10%) of the Net Sales for such Calendar Year (or such portion) until the first Calendar Year during which Net Sales exceed Two Hundred Fifty Million dollars ($250,000,000). During the Calendar Year in which such Net Sales have been attained and for each Calendar Year thereafter, Immunicon shall invest in Research an amount equal to no less than eight and one-half percent (8.5%) of Net Sales during each such Calendar Year.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

          (b)   In the event that Immunicon shall have not invested in Research up to the amounts required pursuant to Section 3.5.3(a) during any Calendar Year (or portion thereof), Immunicon can cure such failure by investing in Research in the immediately succeeding Calendar Year, in addition to amounts required to be invested pursuant to Section 3.5.3(a), an amount equal to the investment shortfall for such first Calendar Year. Immunicon shall not invoke the provisions of this Section 3.5.3(b) to make up for shortfalls in required Research expenditures for any two consecutive year periods.

          (c)   From and after the commencement of the Commercial Period, Immunicon shall furnish OCD on a quarterly basis, an accounting of its investments in Research in a format reasonably requested by OCD.

          3.5.4    In the event that Immunicon does not meet its Research investment obligations set forth in Section 3.5.3(a) and has not made up any investment shortfalls in accordance with Section 3.5.3(b), then OCD shall have the right, exercisable in its sole and absolute discretion, to fund any or all such activities and responsibilities, in whole or in part, up to the amount of Immunicon's shortfall or adjust Immunicon's share of Net Sales in accordance with Section 6.6.3. If OCD elects to fund such activities, OCD may, in its sole and absolute discretion, elect to recoup any such OCD funding by (a) taking an offset against any fees or portion of Net Sales due Immunicon hereunder or (b) invoicing Immunicon for such funding; such recoupment not to exceed an amount equal to that which Immunicon would otherwise have been obligated to spend for Research under this Agreement. Such offset or invoice shall include recovery of the actual monies expended by OCD, plus the time value of those monies until recovered or repaid, compounded annually at the then current prime interest rate plus three hundred basis points, and the provisions set forth in Section 6.6.3 would not apply with respect to such funding shortfall by Immunicon to the extent of the funding of such shortfall by OCD pursuant to this Section 3.5.4.

        3.6    Reports and Exchange of Information.

          3.6.1    Reports.    (a) Immunicon shall report the status of its work in the Development Program, its findings and all results in a manner and at such intervals, as the parties shall reasonably agree but no less frequently than in a written report every calendar quarter and provided to members of the SC no less than one week prior to their scheduled meetings. Each such quarterly written report shall summarize the progress and results during the previous quarter in implementing the Development Plan and achieving its goals and shall provide such other related information as OCD shall reasonably request.

          (b)   OCD shall report the status of the commercialization of the Cellular Analysis Products and Automated Cell Analysis Systems in a manner and at such intervals, as the parties shall reasonably agree but no less frequently than in a written report every calendar quarter and provided to members of the SC no less than one week prior to their scheduled meetings. Each such quarterly written report shall summarize the progress of OCD's commercialization efforts during the previous quarter in achieving its goals and shall provide such other related information as Immunicon shall reasonably request.

          3.6.2    Access to Facilities.    Each party agrees to permit personnel of the other party to visit the facilities that are utilized in connection with the production, quality assurance, research and development of Cellular Analysis Products and Automated Cell Analysis Systems, at mutually agreed upon times, during normal business hours to observe the activities being conducted.

          3.6.3    Audit Rights.    Each party shall have the right, upon reasonable notice to the other and during regular business hours, to inspect and audit the books and records of such party to assure compliance with the provisions of this Agreement including, without limitation, compliance with Sections 3.5.1, 3.5.3, 3.5.4 and 6.2, as well as to determine Immunicon's costs in connection with the Bulk Reagents or the Automated Cell Analysis Products to the extent such costs are passed on to OCD. The parties acknowledge that the provisions of this section granting certain audit rights shall in no way relieve either party of any of its obligations under this Agreement, nor shall such provisions require either party to conduct any such audits.

4.0   PRE-COMMERCIALIZATION ACTIVITIES.

        4.1    Marketing Essential Characteristics.    OCD shall, in consultation with Immunicon, define the Marketing Essential Characteristics for Cellular Analysis Products, Automated Cell Analysis Systems, and other related instrumentation, components and materials and shall apprise Immunicon of any changes therein. In the event of disagreement regarding Marketing Essential Characteristic definitions, the SC shall decide the matter and such decision shall be final.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        4.2    Regulatory Approval Submissions.    OCD shall, with the consultation of Immunicon, have the responsibility for submissions in connection with Regulatory Approvals for any Cellular Analysis Product or Automated Cell Analysis System and determine when any regulatory filing for such Cellular Analysis Products and Automated Cell Analysis System should be submitted to a Regulatory Authority. Prior to any submission to any Regulatory Authority, OCD shall consult with, and provide a final draft copy of the proposed submission to Immunicon, which shall, within twenty (20) days after receipt of the draft, provide any written comments to OCD. OCD shall consider in good faith and consult with Immunicon regarding any such comments, but OCD shall have final decision making authority with respect to all regulatory filings. Necessary filings required for Regulatory Approvals shall be filed within eight (8) months after completion of the Clinical Trials.

        4.3    Supplemental Submissions.    OCD shall consult with Immunicon concerning all supplemental or additional regulatory and other governmental submissions related to Cellular Analysis Products, Automated Cell Analysis Systems, and other related instrumentation, components and materials and provide Immunicon with access to such submissions prior to filing the same.

        4.4    Ownership of Approvals.    All documents filed with Regulatory Authorities shall be submitted in the name of OCD or one of its Affiliates and OCD shall own all such Regulatory Approvals unless otherwise required by applicable law.

        4.5    Filling and Packaging.    At OCD's own cost and expense, including, without limitation, the cost and expense of validation, OCD shall make ready a facility (either owned by OCD or an Affiliate thereof or by a Third Party) for filling and packaging Bulk Reagents into Cellular Analysis Products consistent with the initial forecast and shall make ready a facility (either owned by OCD or an Affiliate thereof or by a Third Party) for the repair of Automated Cellular Analysis Systems, in each case that meets applicable regulatory requirements.

5.     Milestones and Milestone Payments

        5.1    Initial Payment.    In partial consideration of the rights and licenses granted hereunder, within three (3) business days after the Effective Date of this Agreement, OCD shall pay to Immunicon the nonrefundable amount of One Million Five Hundred Thousand Dollars (US $1,500,000) which shall not be creditable against the purchase of products by OCD hereunder. Immunicon shall incorporate $1.0 million of this sum in its budget for Research in Screening Applications and shall dedicate it to those activities. Further, the parties acknowledge that this Agreement shall not be effective until Johnson & Johnson Development Corporation ("JJDC") and Immunicon shall have completed JJDC's purchase of Immunicon's Series E Preferred Stock for an aggregate purchase price of $5,000,003.22.

        5.2    Milestone Payments.    In further consideration of the rights and licenses granted hereunder, OCD shall pay Immunicon nonrefundable payments within thirty (30) days after the date that any of the milestones shall have been achieved according to the standards and specifications set forth in Exhibits C and D and as set forth below, which payments shall not be creditable against the purchase of products by OCD hereunder and which payments shall be made irrespective of whether or not milestone completion occurs before the completion dates indicated (subject, however, to the adjustments set forth in Section 5.4).

          5.2.1    Five Hundred Thousand Dollars (US$500,000) upon successful completion of a pre-Clinical Trial demonstrating readiness to develop and execute a Clinical Trial protocol for breast Cancer therapy monitoring using a Cellular Analysis Product. This milestone shall be complete when the results of such pre-Clinical Trial provide data sufficient to indicate that Clinical Trials for such a Cellular Analysis Product can be successfully conducted (as determined by the SC). The completion date for this milestone is December 31, 2001.

          5.2.2    [**]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

          5.2.3    Five Hundred Thousand Dollars (US$500,000) upon the successful demonstration by Immunicon of its ability to automate Cancer Cellular Diagnostics. This milestone shall be complete when a commercially feasible analytical module of the Automated Cell Analysis System has been developed that is capable of being manufactured in commercial quantities and such Cell Analysis System demonstrates Clinical Sensitivity for detecting the presence and type, and/or the extent or stage of breast Cancer in a breast Cancer monitoring application as determined by the SC. The completion date for this milestone is July 1, 2003.

          5.2.4    Five Hundred Thousand Dollars (US$500,000) upon the demonstration of an automated sample preparation system. This milestone shall be complete when a commercially feasible automated sample preparation system has been developed that is capable of being manufactured in commercial quantities and such system can be used as part of an Automated Cell Analysis System, in each case as determined by the SC. The completion date for this milestone is July 1, 2003.

          5.2.5    One Million Dollars (US$1,000,000) upon the first submission by OCD of a request for Regulatory Approval by the FDA for a Cellular Analysis Product that includes an indication for breast Cancer therapy monitoring according to a submission and claims that have been approved by the SC. The completion date for this milestone is April 1, 2003.

          5.2.6    One Million Five Hundred Thousand Dollars (US$1,500,000) upon receipt by OCD of the approval sought by the submission referred to in Section 5.2.5. This milestone shall be complete when the FDA has granted Regulatory Approval to OCD for such Cellular Analysis Product, and Immunicon has produced three consecutive lots of approved Cellular Analysis Product manufactured under GMP (or the then current FDA standard), and Immunicon has demonstrated the ability to produce an inventory to satisfy quantities of such Cellular Analysis Products necessary to satisfy forecasted quantities demanded, in each case as determined by the SC. The completion date for this milestone is [**]

          5.2.7    [**]

          5.2.8    [**]

          5.2.9    [**]

        5.3    Stacking of Milestone Payments.    In the event that more than four (4) of the milestone payments under Section 5.2 become due in any one Calendar Year, Immunicon shall permit OCD, upon receipt of its written request, to defer any additional milestone payments otherwise due into the next succeeding Calendar Year, provided that such deferred payments shall become due and payable within thirty (30) days following the commencement of the succeeding Calendar Year.

        5.4    Delay of Milestones.    Both parties understand that delays in achieving milestones may have serious adverse economic consequences. Accordingly, in the event the actual date of occurrence of the events corresponding to the foregoing exceeds the target completion dates specified in Section 5.2, then, for a period of [**] from the date of commencement of the Commercial Period, Immunicon's share of Net Sales shall be reduced by a factor of [**] of such share [**] for Net Sales of the Cellular Analysis Product to which the missed milestone relates. However, in no event shall the total of the amount by which Immunicon's proportionate share of Net Sales be reduced by more than a factor of [**] of Immunicon's share of the total of Net Sales of all Cellular Analysis Products. For purposes of this Section 5.4, the target completion date set forth in Sections 5.2.5, 5.2.7 or 5.2.8, shall be moved back one day for each day beyond six (6) months that it takes OCD to submit the regulatory filing referred to in such section provided that such 6-month period shall not commence until such time as OCD shall have received all information from Immunicon that OCD, in its reasonable judgment, determines to be necessary in order to make such filing.

        5.5    Post Milestone Activities.    Upon completion of the Milestones, Immunicon shall direct its Research first to the development of a Cellular Analysis Product for [**] screening as defined by the SC and then to other products as the SC shall determine.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

6.     COMMERCIAL ACTIVITIES.

        6.1    Reagent Manufacturing and Supply Arrangement.    Except as expressly provided elsewhere in this Agreement, Immunicon shall exclusively manufacture (or cause to be manufactured) and supply OCD with OCD's requirements of Cellular Analysis Products and OCD shall source such requirements exclusively from Immunicon, as follows:

          6.1.1    Bulk Reagents.    (a) Prior to the commencement of the Commercial Period, Immunicon shall manufacture and supply OCD with OCD's requirements for the bulk reagent component (the "Bulk Reagents") of the Cellular Analysis Products for OCD to create finished Cellular Analysis Products, in amounts reasonably requested by OCD from time to time in connection with OCD's validation of finishing and packaging facilities, marketing activities as well the performance by OCD of its obligations hereunder with respect to making appropriate regulatory filings. The Bulk Reagents shall meet the specifications therefor as set forth in Schedule 6.1.1 hereto, as amended from time to time by mutual agreement of the parties (the "Reagent Specifications").

          (b)   From and after the commencement of the Commercial Period, Immunicon shall manufacture and supply OCD with OCD's requirements for Bulk Reagents for OCD to create finished Cellular Analysis Products, as ordered by OCD and meeting the Reagent Specifications, subject to the limitations set forth in Section 6.7.

          6.1.2    Transfer Pricing.    OCD shall pay to Immunicon an amount equal to the Bulk Reagent Cost for that amount of Bulk Reagent shipped to OCD that meets the Reagent Specifications within thirty (30) days after receipt by OCD of the invoice therefor except that Immunicon will ship to OCD reasonable amounts (not to exceed, in the aggregate, $50,000 worth of Bulk Reagent at Bulk Reagent Cost) of Bulk Reagent at no charge in order for OCD to make ready and validate its facility for filling and packaging pursuant to Section 4.5.

        6.2    Sharing of Net Sales.    Within thirty (30) days after the end of each calendar quarter commencing with the first commercial sale of Cellular Analysis Products OCD shall remit to Immunicon thirty-one percent (31%) of Net Sales recorded by OCD during such calendar quarter, (in order to compensate Immunicon for (a) Bulk Reagents supplied to OCD in accordance with Section 6.4, (b) for Immunicon's investment in Research in accordance with Section 3.5.3 and (c) the balance as a royalty under Patents and Know How), which amount is subject to adjustment as set forth in Sections 5.4 and 6.6 of this Agreement, less the Bulk Reagent Cost for that amount of Bulk Reagents that was incorporated in and/or used to make the Cellular Analysis Products that generated such Net Sales. The parties acknowledge and agree that as of the date hereof it is not possible to determine the amount of Bulk Reagents that are necessary to produce each unit of Cellular Analysis Product taking into account such things as manufacturing yield and related matters. Therefore, the parties will use reasonable efforts to reach agreement on the amount of Bulk Reagents that will be required to produce a unit of Cellular Analysis Product in order to determine the amount by which Immunicon's portion of Net Sales shall be reduced in accordance with the last phrase of the first sentence of this section. For the avoidance of doubt, in no case will Immunicon be entitled to payments from OCD in excess of thirty-one percent (31%) of Net Sales for any Calendar Year.

**  Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        6.3    Arrangements for Uses of Cellular Analysis Products for Analyzing Genetic Information.

        (a)   OCD, by itself or with a Third Party may develop and/or produce products, articles of manufacture, compositions, methods, or instrumentation, for clinical or diagnostic testing, or testing for determinations regarding therapy, based on genetic information (i.e., derived from RNA or DNA analysis) wherein cellular components so analyzed are obtained by the use of Cellular Analysis Products. Section 6.2 shall not apply to the sale of such products, articles, compositions, or instrumentation by OCD or its Affiliates. In such a case, unless subject to the terms of Section 6.3(b) or 6.3(c) below, OCD or such Affiliate shall pay to Immunicon an amount equal to (i) Immunicon's fully allocated cost of the Cellular Analysis Products supplied by Immunicon, multiplied by a factor of [**], (ii) for any Automated Cell Analysis System supplied, the terms set forth in Section 6.4 shall apply, and (iii) a royalty in an amount equal to [**] of Net Sales ([**] of which is attributable to each of Patents and Know How), which royalty would be subject to adjustment as set forth in Section 6.6.4.

        (b).  In the event that Immunicon develops an analyzer (other than a Microarray Device) that provides diagnostic information based on genetic information (i.e., derived from RNA or DNA analysis) for use in the Field that was not developed as part of the Development Program or funded in whole under the terms of this Agreement, and OCD or an Affiliate of OCD sells or has sold such instruments for use with Cellular Analysis Products then the Net Sales from the sale of Cellular Analysis Products utilizing such analyzer will be shared in accordance with the terms set forth in Section 6.2 with the following modifications:

          (i)    Royalties or other fees required to be paid for the use of Third Party technology that is paid to Third Parties by OCD shall be deducted from Net Sales; and

          (ii)   In the event that such analyzer is developed with or incorporates know-how from OCD or an Affiliate of OCD that relates directly to genetic information then OCD or its Affiliate shall be due a know how royalty of [**] of Net Sales, such sum to be deducted from amounts otherwise owed to Immunicon by OCD;

provided, however, that in no event shall Immunicon receive, pursuant to this clause (b), an amount less than Immunicon's fully allocated cost of the Cellular Analysis Products and such analyzer supplied by Immunicon pursuant to this clause (b), multiplied by a factor of [**] and [**] of Net Sales ([**] percent of which is attributable to Patents and [**] percent of which is attributable to Know How). Further, in the event that the parties each desire to participate in the funding and/or development of such analyzer then the parties will negotiate in good faith the terms of the development and funding of such new system and, if the parties are able to reach agreement thereon, such arrangement will be set forth in a separate agreement from this Agreement which arrangement would contain financial terms and conditions (i) not less favorable to OCD than the terms relating to the sharing of Net Sales for Cellular Analysis Products as set forth in Section 6.2 and (ii) not less favorable to Immunicon than the terms set forth elsewhere in this Section 6.3(b). If, after such negotiations, the parties are unable to agree on such terms and if OCD obtains a firm commitment by a Third Party for the development of such systems that is [**] less than the cost estimated by Immunicon (based on substantially similar terms) then OCD shall be free to contract with such Third Party. In such event, either (a) the terms of Section 6.3(a) shall apply, or (b) Immunicon shall manage the efforts of such Third Party, in which case the terms of such arrangement shall be as set forth in a separate agreement from this Agreement. OCD shall not request any negotiation under this Section 6.3(c) for at least one Calendar Year from the effective date of this Agreement.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        (c).  In the event that OCD or an Affiliate of OCD desires to sell an Immunicon Microarray Device for use with Cellular Analysis Products then the parties will negotiate in good faith the terms of the development and supply of such new system and, if the parties are able to reach agreement thereon, such arrangement will be set forth in a separate agreement from this Agreement which arrangement would contain financial terms and conditions (i) not less favorable to OCD than the terms relating to the sharing of Net Sales for Cellular Analysis Products as set forth in Section 6.2 and (ii) not less favorable to Immunicon than the terms set forth in Section 6.3(b). If, after such negotiations, the parties are unable to agree on such terms and if OCD obtains a firm commitment by a Third Party for the development of such systems that is [**] less than the cost estimated by Immunicon (based on substantially similar terms) then OCD shall be free to contract with such Third Party. In such event, either (a) the terms of Section 6.3(a) shall apply, or (b) Immunicon shall manage the efforts of such Third Party, in which case the terms of such arrangement shall be as set forth in a separate agreement from this Agreement. OCD shall not request any negotiation under this Section 6.3(c) for at least one Calendar Year from the effective date of this Agreement.

        6.4    Arrangements Relating to Automated Cell Analysis Systems.

          6.4.1    Sales Agency Arrangement.    Unless and until OCD, pursuant to Section 6.4.2, exercises its right to convert the sales agency arrangement set forth in this Section 6.4.1 into a distributorship arrangement, the following terms and conditions shall govern the marketing and selling of the Automated Cell Analysis Systems:

            (a)    Appointment as Sales Agent.    Immunicon hereby appoints OCD and its Affiliates as Immunicon's exclusive sales, invoicing and collecting agent as well as the exclusive instrument and technical service provider for Automated Cell Analysis Systems. As such agent, each of OCD and its Affiliates will contract on behalf of Immunicon for (i) the sale, lease or other transfer of the Automated Cell Analysis System within the Field and (ii) invoice and collect monies due from customers for their purchase, lease or other method of acquisition thereof.

            (b)    Authority of each of OCD and its Affiliates as Immunicon's Agent.    (a) Each of OCD and any of its Affiliates that act as a sales agent under this Agreement will assess the creditworthiness of potential customers, and if determined to be acceptable using OCD's internal standards of commercial judgment, OCD or such Affiliate shall accept orders and send such accepted orders to Immunicon who will ship the Automated Cell Analysis Systems directly to the customers. Immunicon will retain title to the Automated Cell Analysis Systems and will have the risk of loss with respect thereto until title passes to customers (at which time the customers shall have risk of loss) in accordance with the terms of the customer agreements, the form of which shall be determined by OCD and reasonably agreed to by Immunicon. Immunicon will notify OCD when Automated Cell Analysis Systems have been shipped to a customer and thereafter OCD will bill the customer in OCD's usual manner. OCD invoices and purchase orders will be used and name and trademarks designated by OCD will be clearly associated with the product code and quantity. OCD shall have no authority (i) to assume or create any obligation of any kind, expressed or implied, on behalf of Immunicon, except as expressly set forth in this Agreement or (ii) to make any representation, warranty or agreement in the name or on behalf of Immunicon with respect to any matter except for those expressly made by Immunicon in this Agreement or otherwise agreed to in writing by Immunicon.

            (c)    Use of Subagents.    Notwithstanding anything to the contrary in this Agreement, OCD and its Affiliates may appoint as subagents, and delegate its duties as sales, invoicing and collecting agent (as set forth in this Section 6.4.1) to any other Person subject to the prior consent of Immunicon, such consent not to be unreasonably withheld. No such delegation shall relieve OCD of its obligations under this Agreement.

            (d)    Sales and Training Costs.    OCD shall be responsible for all expenses which it may incur in carrying out its sales and training responsibilities hereunder including, without limitation, all travel expenses (including meals and lodging) and those expenses associated with the training of its employees and officers at the facilities of OCD and elsewhere related to the Automated Cell Analysis Systems. Immunicon shall be responsible for providing appropriate training to OCD to enable OCD to train customers of the Automated Cell Analysis Systems.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

            (e)    Promotional Efforts; Materials; Claims; Trademarks.    OCD shall be responsible for all expenses which it may incur in marketing, selling and promoting the Automated Cell Analysis System, to include but not limited to, (i) selling aids, (ii) promotional materials and (iii) distribution related items. In any event, Immunicon shall have the right to review materials relating to OCD's promotional efforts as Immunicon's sales agent with respect to Automated Cell Analysis Systems.

            (f)    Demonstration and Other Units; System Specifications; Validation, Testing; Labelling.    Prior to the first commercial sale, lease or other transfer of an Automated Cell Analysis System, Immunicon shall manufacture or cause to be manufactured the Automated Cell Analysis Systems in amounts reasonably requested by OCD from time to time in connection with OCD's marketing and other obligations hereunder (provided that Immunicon shall not be required to ship more than fifty (50) demonstration units to OCD) as well the performance by OCD of its obligations hereunder with respect to making appropriate regulatory filings. Units needed by OCD for testing of Cellular Analysis Products, training of marketing and service personnel (subject to the 50 unit limit), regulatory approvals and other reasonable non-commercial purposes will be transferred to OCD at Immunicon's Systems Cost, F.O.B. OCD's designated location within the continental United States. The Automated Cell Analysis Systems supplied under this Agreement to OCD or to customers shall meet the specifications therefor as agreed to by the parties and as may be amended from time to time by the parties (the "System Specifications"). Immunicon, on behalf of OCD, shall perform all software development and validation of the Automated Cell Analysis Systems and all testing and quality assurance release functions for the Automated Cell Analysis Systems generally as well as the software contained therein; provided that the quality assurance release criteria shall be subject to the mutual agreement of the parties and the application thereof shall be subject to the audit and inspection rights of OCD. The Automated Cell Analysis System shall be in OCD's labeling or as otherwise determined by OCD.

            (g)    Sales Agency Commission; RAP.    (i) Subject to clause (ii) of this paragraph (g), in consideration of its sales agency and billing and collecting activities in connection with the Automated Cell Analysis System OCD will receive a sales agency commission in an amount equal to [**] of the amount invoiced to each customer to whom an Automated Cell Analysis System is sold, leased or other otherwise transferred. Within thirty days after the end of each calendar month OCD will remit an amount equal to the sums billed by OCD to customers of the Automated Cell Analysis System during such calendar month, less the amount of OCD's sales agency commissions due OCD under this clause (g)(i) based on amounts billed by OCD during such month. Any bad debt recognized by OCD during any month will be deducted by OCD from monies due to Immunicon at the end of such month. (ii) In the event that Automated Cell Analysis Systems are placed with customers pursuant to a RAP, OCD rather than the customer will purchase such Automated Cell Analysis Systems from Immunicon at [**] of Systems Cost and Immunicon will ship such Automated Cell Analysis System directly to the customer and Immunicon will send the invoice therefor to OCD and such invoice will be due and payable by OCD within 30 days after OCD's receipt thereof and no commission shall be payable in connection with any such RAP arrangement.

            (h)    Pricing to Customers.    OCD will set the pricing for sales of the Automated Cell Analysis Systems to customers (such price, the "Customer Price"). In the event that the Customer Price is less than System Cost plus [**] in connection with the sale of any Automated Cell Analysis System, then such shortfall shall first be applied to any commission that is due OCD in connection with such sale and any remaining shortfall shall be remitted by OCD to Immunicon with any other calendar quarterly payments made by OCD to Immunicon in accordance with Section 6.4.1(g). The parties shall use all commercially reasonable efforts to minimize the Systems Cost.

            (i)    Warranty and Service; Customer Support.    Immunicon shall provide to those customers who purchase, lease or otherwise acquire an Automated Cell Analysis System with a warranty covering parts and labor for, or replacement of, the Automated Cell Analysis System which warranty shall run for a period of twelve (12) months after the date such system is installed at an end user site (such period, the "Initial Warranty Period") which means that in the event that such system fails to operate in accordance with the System Specifications during the Initial Warranty Period Immunicon shall be responsible for paying cost of repairs and/or replacement of parts or the entirety of the system. In the event that during the Initial Warranty Period for any Automated Cell Analysis System a customer utilizing such system reports a problem with such system to OCD, OCD shall repair such system. OCD shall notify Immunicon of such problem within three (3) days after OCD shall have been notified of such problem. If a repetitive failure persists in any account, Immunicon may elect after receipt of such notice from OCD (by sending written notice to OCD of its intention to do so) and at Immunicon's own cost and expense, to send out its own technician to the customer site to evaluate and remedy such problem, otherwise OCD will evaluate and remedy such problem on its own. In the event that after the expiration of the Initial Warranty Period with respect to any Automated Cell Analysis System, more than three (3) service calls in any Calendar Year are required to be made with respect to such system (excluding any such calls for the purpose of preventive maintenance), then the parties will share the costs equally with respect to those service calls for such system in excess of 3 during such Calendar Year except that for any such Calendar Year that falls within the second twelve-month period after the first commercial sale of Cellular Analysis Products the parties will share such expenses for such systems in excess of four (4) (rather than three (3)) service calls during such Calendar Year. OCD will provide integrated systems technical support to the customer.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

            (j)    Forecasting; Supply Process.    In order to expedite the supply process, OCD as Immunicon's sales agent, will be responsible for forecasting Automated Cell Analysis System requirements on which manufacturing plans will be based in accordance with the provisions set forth in Section 6.7.

          6.4.2    Conversion to Distributorship: Terms of Distribution Arrangement.    At any time during the initial term of this Agreement, OCD may upon twelve (12) months written notice to Immunicon cause the parties to restructure the sales agency arrangement set forth in Section 6.4.1 into a distributorship arrangement with respect to the Automated Cell Analysis Systems, in which case the following terms and conditions (and not those set forth in Section 6.4.1) shall apply:

            Except as expressly provided elsewhere in this Agreement, Immunicon shall exclusively manufacture (or cause to be manufactured) and supply OCD with OCD's requirements of Automated Cell Analysis Systems and OCD shall source such requirements exclusively from Immunicon, as follows:

              (a)   Prior to the first commercial sale, lease or other transfer of an Automated Cell Analysis System, Immunicon shall manufacture or cause to be manufactured the Automated Cell Analysis Systems in amounts reasonably requested by OCD from time to time in connection with OCD's marketing and other obligations hereunder (provided that Immunicon shall not be required to ship more that fifty (50) demonstration units to OCD) as well the performance by OCD of its obligations hereunder with respect to making appropriate regulatory filings. Units needed by OCD for testing of Cellular Analysis Products, training of marketing and service personnel (subject to the 50 unit limit), regulatory approvals and other reasonable non-commercial purposes will be transferred to OCD at Immunicon's Systems Cost, F.O.B. OCD's designated location within the continental United States. The Automated Cell Analysis Systems supplied under this Agreement shall meet the System Specifications. Immunicon shall perform all software development and validation of the Automated Cell Analysis Systems and OCD will perform all testing and quality assurance release functions for the Automated Cell Analysis Systems generally as well as the software contained therein.

              (b)   From and after the commencement of the Commercial Period, Immunicon shall manufacture and supply OCD with its requirements for Automated Cell Analysis Systems as forecasted and ordered by OCD meeting the System Specifications, subject to the limitations set forth in Section 6.7.

              (c)   Upon Immunicon's receipt of a purchase order from OCD, Immunicon shall ship unit(s) of the Automated Cell Analysis Systems to the customers or other entities designated by OCD in such purchase orders. Upon such shipment of units Immunicon shall issue an invoice to OCD in an amount per unit (consisting of one sample processor and one analytical module) shipped equal to Systems Cost plus [**]% (the "Initial Transfer Price"), which invoice shall be due and payable by OCD within forty-five days after OCD's receipt thereof; provided, however, that if OCD's net proceeds from the sale of such unit, less [**] percent ([**]%), is greater than the Initial Transfer Price then OCD shall remit the overage to Immunicon within thirty (30) days after the end of each calendar quarter. Where Automated Cell Analysis Systems are placed with customers pursuant to a RAP, Immunicon will adjust the invoice to OCD to [**]% of Systems Cost and such invoice will be due and payable by OCD within 30 days after OCD's receipt thereof. The parties shall use all commercially reasonable efforts to minimize the Systems Cost.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

              (d)   The terms set forth in Section 6.4.1(i) shall apply to the distributorship arrangement except that the warranty during the Initial Warranty Period shall run to OCD rather than the customer.

        6.5    Bonus Payments.

          6.5.1    Within forty-five (45) days after the end of the first Calendar Year during which Net Sales exceed Two Hundred Fifty Million Dollars ($250,000,000), OCD shall make a one-time payment to Immunicon in the amount of Two Million Dollars ($2,000,000).

          6.5.2    Within forty-five (45) days after the end of the first Calendar Year during which Net Sales exceed Five Hundred Million Dollars ($500,000,000), OCD shall make an additional one-time payment to Immunicon in the amount of Three Million Dollars ($3,000,000).

          6.5.3    Within forty-five (45) days after the end of the first Calendar Year during which Net Sales exceed One Billion Dollars ($1,000,000,000), OCD shall make an additional one time payment to Immunicon in the amount of Five Million Dollars ($5,000,000).

        6.6    Adjustments to the Sharing of Net Sales.

          6.6.1    If at any time during the term of this Agreement, Immunicon shall stop supplying OCD with Cellular Analysis Products and/or Automated Cell Analysis Systems pursuant to Section 13.2, Immunicon's share of Net Sales shall be [**].

          6.6.2    If at any time during the term of this Agreement any Cellular Analysis Products or the Automated Cell Analysis System would not, but for the license granted to OCD hereunder, infringe a valid, unexpired claim of any patent granted to Immunicon in any country then Immunicon's share of Net Sales arising from the sale of products in such country shall be that percentage of Net Sales otherwise due to Immunicon pursuant to this Agreement, less [**] percent [**].

          6.6.3    If at any time during the term of this Agreement Immunicon ceases its Research activities relating to the Development Plan or otherwise fails to fully fund the amount of Research that Immunicon is expressly obligated to invest in Research pursuant to Section 3.5.3, then Immunicon's share of Net Sales during any Calendar Year shall be reduced by an amount equal to the amount that Immunicon is expressly obligated to invest in Research pursuant to Section 3.5.3 during such Calendar Year, less the amount invested in Research by Immunicon during such Calendar Year (except that to the extent that OCD elects to fund all or a portion of such then OCD shall recoup such funding in accordance with the provisions set forth in Section 3.5.4).

          6.6.4    In the event that there is substantial infringement by a Third Party of any Patent having claims to a Cellular Analysis Product or Automated Cell Analysis System (i.e., such third party is making, using, selling, or importing a competitive product that embodies an invention claimed in a Patent, and sales of such other product in the country of the Patent in question are at least [**] percent [**] of OCD's sales of such product in such country), OCD shall notify Immunicon in writing to that effect. If, prior to the expiration of ninety (90) days from the date of said notice, Immunicon obtains a discontinuance of such infringement or brings suit against the Third Party infringer and diligently prosecutes such suit, then OCD's obligation to pay Immunicon shall continue unchanged. If, after the expiration of said ninety (90) days from the date of said notice, Immunicon has not obtained a discontinuance of such infringement, or brought suit against the Third Party infringer or if Immunicon fails to diligently prosecute such suit, then the Immunicon's share of Net Sales in the affected jurisdiction shall be that percentage of Net Sales otherwise due to Immunicon, less [**] percent ([**]).

          6.6.5    Automated Cell Analysis Systems, shall be limited to accepting and utilizing Cellular Analysis Products sold by OCD.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        6.7    Forecasts and Ordering

          6.7.1    Strategic Forecast.    On or prior to May 1, 2001, OCD shall provide Immunicon with a non-binding, five-year strategic forecast of the worldwide demand for Cellular Analysis Products and Automated Cell Analysis Systems which shall represent OCD's good faith estimate of such demand based on information then available to OCD. The purpose of the strategic forecast is to enable Immunicon to determine in its own reasonable judgment its manufacturing capacity strategy.

          6.7.2    Forecasts.    At the beginning of each calendar quarter after the calendar quarter during which the first forecast is provided in accordance with the immediately succeeding sentence, OCD shall provide Immunicon with a written forecast (the "Forecast") of OCD's expected requirements for Bulk Reagents and Automated Cell Analysis Systems during the four calendar quarters (the first calendar quarter of which shall be the first full calendar quarter after the calendar quarter during which such Forecast is provided by OCD), the first quarter of which shall be binding upon both parties with respect to Bulk Reagents only and the remaining three calendar quarters shall be provided for planning purposes only and shall not be binding upon either party. On or prior to the second full calendar quarter prior to the anticipated first commercial sale of Cellular Analysis Products OCD shall provide Immunicon with a Forecast covering the first four calendar quarters commencing with the first calendar quarter during which it is anticipated the first commercial sale of Cellular Analysis Products shall take place, provided that with respect to this first Forecast no portion of that Forecast shall be binding on either party.

          6.7.3    Limits on Product Orders.    Commencing with the first full calendar quarter after Net Sales shall exceed $50,000,000 for any twelve-month period, Immunicon shall use commercially reasonable efforts but shall otherwise not be required to fill any orders of OCD placed in accordance with the provisions set forth in Section 6.7 to the extent such orders (a) for any Calendar Year, exceed 200% of the amount of product so ordered by OCD during the immediately preceding Calendar Year to the extent Immunicon was required to fill the product so ordered by OCD during such preceding Calendar Year or (b) for any calendar quarter, exceed 120% of the amount of product so ordered by OCD during the immediately preceding calendar quarter to the extent Immunicon was required to fill the product so ordered by OCD during such preceding calendar quarter.

          6.7.4    Orders.    OCD shall place any binding orders for Bulk Reagents, and for Automated Cell Analysis Systems, if the arrangement relating thereto shall have been converted to a distributorship pursuant to Section 6.4.2, by written or electronic purchase order (or by any other means agreed to by the parties) to Immunicon, which shall be placed at least [**] days prior to the desired date of delivery. Immunicon shall be obligated to accept and fill orders that exceed the Forecast by up to [**]%.

          6.7.5    Conflicts.    To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

          6.7.6    Annual Forecast.    During the Commercial Period, OCD shall develop and provide to Immunicon an annual forecast (the "Annual Forecast") for North America, Europe and/or Japan (the "Major Regions") [**] days prior to the commencement of the Calendar Year (commencing with the first full Calendar Year during which Cellular Analysis Products and the Automated Cell Analysis System is approved for sale in such Major Region) which forecast will set forth the number of units and sales of such products, by product code, that are forecasted to be sold or recorded during such Calendar Year.

        6.8    Delivery and Inventory

          6.8.1    Delivery.    All charges for packing, hauling, storage, bar coding, and transportation to point of delivery are included in the transfer prices unless otherwise agreed to by the parties. All shipments must be accompanied by a packing slip that describes the articles, states the purchase order number and shows the shipment's destination. Immunicon agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with OCD's instructions. Immunicon further agrees to promptly render, after delivery of goods or performance of services, correct and complete invoices to OCD, and to accept payment by check or at OCD's discretion, other cash equivalent (including electronic transfer of funds).

          6.8.2    Shipment.    The risk of loss with respect to Bulk Reagents and Automated Cell Analysis Systems, if the arrangement relating thereto shall have been converted to a distributorship pursuant to Section 6.4.2, shall remain with Immunicon until the same is delivered to OCD at its facilities or such other location as shall be designated by OCD as a point of delivery. Immunicon will pack all Bulk Reagents and Automated Cell Analysis Systems ordered hereunder in a manner suitable for shipment and sufficient to withstand the effects of shipping, including handling during loading and unloading.

          6.8.3    Inventory.    Immunicon will maintain inventory of Bulk Reagents and Automated Cell Analysis Systems on a first-in, first-out basis. Immunicon and OCD agree to cooperate to improve the process for ordering Bulk Reagents and Automated Cell Analysis Systems with the mutual objectives of expediting the supply process and reducing inventory costs.

        6.9    Improvement and Changes to the Bulk Reagents and Automated Cell Analysis Systems

        In no event shall any change, improvement or modification to any Bulk Reagents or Automated Cell Analysis Systems (or any change or modification to the specifications therefor) be implemented or made without the prior written approval of OCD. If the parties agree on any such change, improvement or modification, they shall modify the Reagent or System Specifications to reflect the same. Immunicon further agrees that no significant changes or modifications to the method or process of manufacture or production of any Bulk Reagents or Automated Cell Analysis Systems shall be made without prior written notification to and approval of OCD. In the event of any change, OCD shall establish an appropriate qualification protocol, and OCD and Immuicon shall determine an appropriate inventory level for the pre-change Bulk Reagents or Automated Cell Analysis Systems, as the case may be, in order to cover on-going requirements during the qualification process.

        6.10    QUALITY/DEFECTIVE PRODUCT/INSPECTIONS/TESTING

          6.10.1    Inspections.    (a) OCD shall have the right, upon reasonable notice to Immunicon and during regular business hours, to inspect and audit the facilities being used by Immunicon (or any third party) for production and storage of Bulk Reagents or instrument systems to assure compliance by Immunicon (and its suppliers) with GMP and applicable FDA and other rules and regulations and with other provisions of this Agreement. Immunicon shall within thirty days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies can not reasonably be remedied within such thirty day period, present to OCD a written plan to remedy such deficiencies as soon as possible; and the failure by Immunicon to remedy or cause the remedy of any such deficiencies within such thirty day period or to present such a plan within such thirty day period and then use its commercially reasonable efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a Material Breach of this Agreement. Immunicon acknowledges that the provisions of this Section granting OCD certain audit rights shall in no way relieve Immunicon of any of its obligations under this Agreement, nor shall such provisions require OCD to conduct any such audits.

          (b)   Immunicon shall have the right, upon reasonable notice to OCD and during regular business hours, to inspect and audit the facilities being used by OCD for finishing and filling the Cellular Ananlysis Products and the storage of such Products to assure compliance by OCD with GMP and applicable FDA and other rules and regulations and with other provisions of this Agreement. OCD shall within thirty days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies can not reasonably be remedied within such thirty day period, present to Immunicon a written plan to remedy such deficiencies as soon as possible; and the failure by OCD to remedy or cause the remedy of any such deficiencies within such thirty day period or to present such a plan within such thirty day period and then use its commercially reasonable efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a Material Breach of this Agreement. OCD acknowledges that the provisions of this section granting Immunicon certain audit rights shall in no way relieve OCD of any of its obligations under this Agreement, nor shall such provisions require Immunicon to conduct any such audits.

          6.10.2    Quality.    Immunicon warrants that any Bulk Reagents or Automated Cell Analysis Systems sold to OCD or any customer hereunder shall comply in all respects with the Reagent Specifications or the System Specifications, as the case may be, therefor and shall be free from defects in design, material and workmanship.

          6.10.3    Disposition of Defective Product.    Without prejudice to any other remedy which OCD may have, Immunicon shall replace at its own cost and expense, including reimbursement of freight and disposition costs incurred by OCD, any Bulk Reagent or Automated Cell Analysis Systems that fails to comply with the Reagent Specifications or the System Specifications, as the case may be, or has any such defects. OCD shall notify Immunicon of the existence and nature of any non-compliance or defect and Immunicon shall have a reasonable opportunity, not to exceed ten (10) days from receipt of notification, to inspect such defective Bulk Reagents or Automated Cell Analysis Systems, as the case may be, and provide OCD with detailed written instructions to return or dispose of such defective Bulk Reagents or Automated Cell Analysis Systems, as the case may be. OCD shall have no obligation to pay for any Bulk Reagents or Automated Cell Analysis Systems, as the case may be, that is subject to such a claim of non-compliance or defect. If Immunicon fails to so inspect and instruct OCD as to the disposition of such defective Bulk Reagents or Automated Cell Analysis Systems, as the case may be, OCD may dispose of such defective Bulk Reagents or Automated Cell Analysis Systems as it sees fit and Immunicon shall promptly (1) reimburse OCD for all direct, out-of-pocket costs incurred by OCD in such disposition, and (2) replace such defective Bulk Reagents or Automated Cell Analysis Systems at its own cost and expense.

          6.10.4    Independent Testing.    If, after Immunicon's inspections of such Bulk Reagents or Automated Cell Analysis Systems, as the case may be, the parties disagree as to whether the Bulk Reagents or Automated Cell Analysis Systems conform to the applicable Specifications or whether the Bulk Reagents or Automated Cell Analysis Systems has such a defect, either party may deliver the item to a validated, independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to confirm such item's conformance to the Reagent or System Specifications or the presence or absence of defects. All costs associated with such third-party testing shall be at OCD's expense unless the tested item is deemed by such third-party to be defective or not in compliance with the applicable Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by Immunicon. No inspection or testing of or payment for Bulk Reagents or Automated Cell Analysis Systems, as the case may be, by OCD or any third-party agent of OCD shall constitute acceptance by OCD thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

  Immunicon for testing, inspection and quality control as provided in the applicable Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.

          6.10.5    Corrective Action.    In the event any governmental agency having jurisdiction shall request or order, or if OCD shall determine to undertake, any corrective action with respect to any Cellular Analysis Product or Automated Cell Analysis Systems, as the case may be, including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to any cause, fact of condition other that a breach by OCD of any of its warranties, guarantees, representations, obligations or covenants contained herein, then Immunicon shall be liable, and shall reimburse OCD for the reasonable costs of such action including the cost of any Cellular Analysis Product or Automated Cell Analysis Systems, as the case may be, that is so recalled whether or not any such specific unit of Bulk Reagents or Automated Cell Analysis Systems shall be established to be in breach of any warranty by Immunicon hereunder. If any such corrective action is taken as result of a breach by OCD of any of its warranties, guarantees, representations, obligations or covenants contained herein, OCD shall reimburse Immunicon for its costs.

        6.11    SUPPLY ASSURANCES; FAILURE TO SUPPLY; FORCE MAJEURE; SECOND MANUFACTURING SITE

          6.11.1    Supply Assurances; Failure to Supply.    The parties recognize that the availability of adequate quantities of Bulk Reagents, Cellular Analysis Products and Automated Cell Analysis Systems consistent with the Forecast is essential for the commercial success of Cellular Analysis Products. The parties therefore agree as follows:

            (a)   Immunicon shall maintain an inventory of Bulk Reagents and Automated Cell Analysis Systems and OCD shall maintain an inventory of Cellular Analysis Products, each sufficient to satisfy the Forecast for such products for at least [**] months based on OCD's requirements for the prior Calendar Year (or, during the first Calendar Year after the first commercial sale, the first [**] months set forth in the Forecast).

            (b)   If Immunicon, for more than thirty (30) days during the term of this Agreement, for reason other than Material Breach of this Agreement by OCD, is unable to meet the firm portion of OCD's Forecast (subject to the limitations set forth in Section 6.7.3) which supply shortfall accounts for at least [**]% of Net Sales that would be generated from the sale of Cellular Analysis Products over such period during which such shortfall has occurred, then upon ninety (90) days written notice from OCD, OCD shall be free to utilize its License to make or have made Bulk Reagents, or Automated Cell Analysis Systems, as the case may be, until such time as Immunicon fully resumes its supply obligations hereunder; provided that OCD shall have no obligation to purchase Bulk Reagents or Automated Cell Analysis Systems, as the case may be, from Immunicon until any reasonable contractual obligations that OCD has assumed in connection with producing the same or obtaining such substitute source of supply shall have terminated except that if Immunicon has fully resumed manufacturing and for [**] months after such resumption Immunicon has been able to sustain manufacturing at levels that Immunicon reasonably believes would satisfy OCD's product requirements under this Agreement based on demand forecasts then OCD would be required to source its product requirements hereunder exclusively from Immunicon commencing with the first anniversary date of such resumption. Immunicon shall use its best efforts to give OCD access to any licenses that it possesses that, absent which, Cellular Analysis. Products or Automated Cell Analysis Systems, as the case may be, would infringe a valid claim, technical and proprietary materials, information and techniques necessary or helpful for OCD to produce or arrange an alternative supplier of Bulk Reagents or Automated Cell Analysis

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

    Systems, as the case may be, and to provide advice and consultation in connection therewith. Payment to Immunicon during such period will be decremented by [**] percentage points.

          6.11.2    Force Majeure Events.    If either party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing party's reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. Such non-performance will be excused for three months or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing party gives immediate written notice to the other party of the Force Majeure Event. Such non-performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable.

          6.11.3    Second Manufacturing Site.    Immunicon agrees to develop a manufacturing contingency plan acceptable to the SC which will consist of either a second-site manufacturing capability or the qualification of a contract manufacturer which plan shall be developed when determined by the SC The second site or alternate manufacturer shall be sufficiently remote from Immunicon's existing manufacturing facility so as to minimize the likelihood that both facilities would be destroyed or substantially damaged by a common casualty or disaster. Immunicon shall periodically review with OCD the status and future plans regarding second-site manufacturing. Should Immunicon fail to establish a second site or alternate manufacture in accordance with the timeline set forth in the plan, OCD may, at its sole discretion, establish such site and therein manufacture up to [**]% of the volume of Bulk Reagents.

        6.12    LABELING; ARTWORK; PROPRIETARY RIGHTS

        OCD shall have the right to determine the appearance and text of any labeling and packaging used in connection with any Cellular Analysis Product or Automated Cell Analysis Systems, as the case may be, or any component thereof. Except as otherwise expressly provided herein, Immunicon acknowledges that OCD is the exclusive owner of and has all rights to the trademarks, tradedress, copyrights, slogans, artwork and all other intellectual property that appear on or are otherwise used in connection with the sale, marketing and distribution of the any Cellular Analysis Product and the Automated Cell Analysis Systems, as the case may be, or any component thereof.

        6.13    BULK REAGENT AND AUTOMATED CELL ANALYSIS SYSTEMS REPRESENTATIONS AND WARRANTIES

        Immunicon represents and warrants to OCD that all Bulk Reagents or Automated Cell Analysis Systems, as the case may be, supplied in connection with this Agreement shall be of merchantable quality, free from defects in material and workmanship and shall be manufactured and provided in accordance and conformity with the applicable Specifications and in compliance with this Agreement. Immunicon represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture and supply of Bulk Reagents being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with good manufacturing practices) and International Standards Organization Rules 9000 et seq.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        6.14    COMPLIANCE

        The Parties agree to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, including Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin; Section 60-741.1 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; Section 60.250.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era; Chapter 1 of Title 48 of the Code of Federal Regulations, as Amended, Federal Acquisition Regulations; Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and the regulations and orders of the United States Department of Labor promulgated in connection therewith; and any provisions, representations or agreements required thereby to be included in this Agreement are hereby incorporated by reference. If any Bulk Reagents or Automated Cell Analysis Systems, as the case may be, are ordered or contracted for sale pursuant to Section 6.4.1 by OCD under U.S. government contracts, Immunicon agrees that all applicable federal statutes and regulations applying to OCD as a contractor are accepted and binding upon Immunicon insofar as Immunicon may be deemed a subcontractor and OCD shall give Immunicon prior notice of its entering into any such government contracts and the terms thereof to enable Immunicon to take such steps to comply with such statutes and regulations.

        6.15    TAXES

        Any Tax required to be withheld under US law on amounts payable under this Agreement shall promptly be paid by OCD or its Affiliate on behalf of Immunicon or its Affiliate to the appropriate governmental authority, and OCD or its Affiliate shall furnish Immunicon or its Affiliate with proof of payment of such tax, together with official or other appropriate evidence issued by the appropriate governmental authority, sufficient to enable Immunicon or its Affiliate to support a claim for income tax credit in respect of any sum so withheld. Any such tax required to be withheld shall be an expense of and borne by Immunicon or its Affiliate.

7.     INTELLECTUAL PROPERTY

        7.1    Ownership of Inventions.    All right, title, and interest in any Inventions or Works existing as of the date of this Agreement, will be retained by the current holder. All right, title, and interest in Inventions or Works made solely by employees of Immunicon during the term of this Agreement shall be owned by Immunicon. All right, title, and interest in Inventions or Works made solely by OCD employees during the term of this Agreement shall be owned by OCD. Title to all Inventions or Works made jointly by employees of Immunicon, on the one hand, and employees of OCD, on the other hand, shall be jointly owned by Immunicon and OCD as tenants in common.

        7.2    License Grant.

          7.2.1    Immunicon grants to OCD, a world-wide exclusive right under Immunicon Inventions to make, have made, use, sell, and have sold Cellular Analysis Products and Automated Cell Analysis Systems within the Field subject to the limitations set forth elsewhere in this Agreement. OCD shall have the right to sublicense the aforementioned rights to only those Third Parties approved in writing by Immunicon; such approval shall not be unreasonably denied. For the resolution of doubt, the grant of this license shall have no effect on Immunicon's rights outside the Field.

          7.2.2    Immunicon grants to OCD, a world-wide sole right to reproduce, prepare derivative works, distribute, perform, and display Immunicon Works in the Field; in each case such rights shall include the right of OCD to have such act conducted by a Third Party for the benefit of OCD. Selection of such Third Parties shall be subject to the written approval of Immunicon which shall not be unreasonably denied. For the resolution of doubt, the grant of this license shall have no effect on Immunicon's rights outside the Field.

        7.3    Third Party Licenses.

          7.3.1    Immunicon shall be responsible for and shall bear all costs, fees, royalties, or other payments associated with obtaining any license from a Third Party that upon reasonable advice of Immunicon's counsel are required to develop or commercialize Cellular Analysis Products and Automated Cell Analysis Systems, conduct activities under the Development Plan, achieve the Milestones or otherwise perform under this Agreement. Such costs, fees, royalties, or other payments may be applied to Immunicon's Research funding obligations hereunder.

          7.3.2    In the event that OCD desires the modification of a Cellular Analysis Product, Automated Cell Analysis System, any related components or materials, or any process relating to them wherein such modification requires a license from a Third Party and such modification would result in an Enhancement of such products in effect on the date of the first commercial sale of the product in question, then OCD shall pay sixty nine percent (69%) of the costs, fees, royalties, or other payments associated with obtaining any such license and Immunicon shall pay thirty-one percent (31%) of such costs, fees, royalties, or other payments. Any license cost, fee, royalty, or payment made by Immunicon pursuant to this Section 7.3.2 shall not be applied to Immunicon's Research funding obligation hereunder.

          7.3.3    In the event that either party desires the use or incorporation of any Third Party Nonplatform Technology, the following procedure shall be used:

            a.     the party having such desire shall present the relevant information to the other party including data reasonably acceptable to one skilled in Field that indicates that such Nonplatform Technology provides an Enhancement and is technically and commercially feasible,

            b.     the party to whom the information is presented in (a) above shall accept or decline inclusion of the Nonplatform Technology, if such party accepts inclusion of the Nonplatform Technology then OCD shall pay sixty nine percent (69%) of all costs, fees, royalties, or other payments associated with obtaining any such Nonplatform Technology and Immunicon shall pay thirty-one percent (31%) of such costs, fees, royalties, or other payments. The distribution of revenues for any products incorporating such Nonplatform Technology shall be as set forth in Section 6 (subject to the adjustments set forth in such section).

            c.     in the event that the party to whom the information is presented in (a) above declines inclusion of the Nonplatform Technology, then the other party shall again offer the inclusion of such technology to the declining party when clinical utility for products embodying such technology has been demonstrated and available data is sufficient to indicate that Clinical Trials for products embodying such technology can be successfully conducted. If the party to whom the information is presented under this section then accepts inclusion of such technology then the party that initially declined inclusion of the Nonplatform Technology shall pay to the other party a sum equal to the amount they would otherwise have paid according to (b) above plus the same proportion of any additional costs, fees, royalties, or other payments associated with obtaining such Nonplatform Technology. The distribution of revenues for any products incorporating such Nonplatform Technology shall be as set forth in Section 6 (subject to the adjustments set forth in such section).

            d.     in the event that the party to whom the information is presented in (c) above declines the inclusion of such technology then:

              i.      if such declining party is OCD:

                1.     Immunicon shall be free to explore the commercialization of such Nonplatform Technology alone or with any Third Party,

                2.     OCD shall have the right to terminate Immunicon's Research obligations under this Agreement and reduce any sums thereafter payable to Immunicon under Section 6 above by the amount set forth in Section 6.6.3,

                3.     Immunicon shall continue to supply OCD with Bulk Reagents for Cellular Analysis Products and Automated Cell Analysis Systems subject to a right in OCD to terminate such supply on three year's written notice; thereafter any sums payable to Immunicon under Section 6 above shall be reduced by [**] percent ([**]%) based on Net Sales.

                4.     The covenants of Section 15.7 shall thereafter have no effect.

              ii.     if such declining party is Immunicon:

                1.     Immunicon shall have the right to negotiate with any Third Party the right to make, have made, use, sell and have sold Cellular Analysis Products and Automated Cell Analysis Systems,

                2.     Immunicon shall have the right to declare the license set forth in section 7.2 nonexclusive upon the first commercial sale of a product embodying such Nonplatform Technology,

                3.     Immunicon shall continue to supply OCD with Bulk Reagents for Cellular Analysis Products and Automated Cell Analysis Systems subject to a right in Immunicon to terminate such supply on three year's written notice

                4.     The covenants of Section 15.7 shall thereafter be have no effect

          7.3.4    In the event that either party desires the use or incorporation of any Enrichment Technology for human in-vitro cellular diagnostics for Cancer other than Cellular Diagnostics (that is, non-magnetic technologies; referred to hereinafter as "Enrichment Technology" for the purposes of this Section 7.3.4), the following procedure shall be used:

            a.     the party having such desire shall present the relevant information to the other party including data reasonably acceptable to one skilled in Field that indicates that such Enrichment Technology provides an Enhancement and is technically and commercially feasible,

            b.     the party to whom the information is presented in (a) above shall accept or decline inclusion of such Enrichment Technology, if such party accepts inclusion of such Enrichment Technology then the parties shall each pay an amount to be negotiated according to reasonable commercial terms to cover all costs, fees, royalties, or other payments associated with obtaining any rights in obtaining such Enrichment Technology. The distribution of revenues for any products incorporating such Enrichment Technology shall then also be negotiated according to reasonable commercial terms.

            c.     in the event that the party to whom the information is presented in (a) above declines inclusion of such Enrichment Technology, then the other party shall again offer the inclusion of such technology to the declining party when clinical utility for products embodying such technology has been demonstrated and available data is sufficient to indicate that Clinical

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

    Trials for products embodying such technology can be successfully conducted. If the party to whom the information is presented under this section then accepts inclusion of such technology then the party that initially declined inclusion of the Enrichment Technology shall pay to the other party a sum equal to the amount they would otherwise have paid according to (b) above plus the same proportion of any additional costs, fees, royalties, or other payments associated with obtaining such Enrichment Technology. The distribution of revenues for any products incorporating such NonPlatform Technology shall then also be negotiated according to reasonable commercial terms.

            d.     in the event that the party to whom the information is presented in (c) above declines the inclusion of such technology then the provisions of Section 7.3.3 (d) shall apply with respect to Enrichment Technology.

8.     PATENTS

        8.1    Prosecution.    Each party shall promptly report to the other all Inventions whether or not such inventions are patentable. OCD and Immunicon shall jointly select Inventions jointly made for which they wish to file patent applications or perfect other intellectual property rights therein and they shall select the countries where they wish to have patent applications filed or patents maintained. Upon such selection, Immunicon shall, using patent counsel of its choice, reasonably acceptable to OCD, take all necessary steps to file, prosecute and maintain, the requested patent protection on such joint Inventions. Either party shall have the right upon thirty (30) days prior written notice to the other party, at its sole cost and expense, to file and prosecute a patent application or maintain a patent covering all or a part of any jointly-held Invention in any country which such other party does not select as set forth above, unless upon receipt of such notice and before the end of the notice period, such other party selects such country.

        8.2    Each party shall provide to the other copies of all applications covering joint Inventions, all prior art searches relating to such patent applications, and all correspondence to and from the United States Patent and Trademark Office relating to the same. Upon request, the party prosecuting a patent application shall make available to the other party all related correspondence with other patent offices.

        8.3    Immunicon shall promptly inform OCD of all patent applications filed on its Inventions and shall provide to OCD copies of all such applications, all prior art searches relating to such patent applications, and all correspondence to and from the Untied States Patent and Trademark Office relating to the same. Upon the request of OCD, Immunicon shall make available to OCD related correspondence with other patent offices.

        8.4    OCD shall promptly inform Immunicon of all patent applications filed on its Inventions in the Field and shall provide to Immunicon copies of all such applications, all prior art searches relating to such patent applications, and all correspondence to and from the United States Patent and Trademark Office relating to the same. Upon the request of Immunicon, OCD shall make available to Immunicon related correspondence with other patent offices. For the resolution of doubt, the obligations set forth in this section 8.5 shall only apply to the patent applications of OCD and shall not apply to any patent applications filed or prepared by an Affiliate of OCD.

        8.5    The parties shall obtain or perfect rights in Works according to mutually agreed terms.

        8.6    Assuming Prosecution.

          8.6.1    Immunicon Inventions.    In the event that Immunicon wishes to discontinue or abandon prosecution of any patent or patent application in the Field, or elects to cease paying maintenance fees of any resulting patent, it shall promptly inform OCD; OCD shall then be entitled to continue the prosecution of any such application, pay any expense or cost, and take any other action necessary to continue the prosecution of such patent applications or keep any resulting patents in force on behalf of Immunicon. In the event that any Cellular Analysis Product or Automated Cell Analysis System subsequently released into the stream of commerce comes within the scope of any patent whose prosecution or maintenance has been so assumed by OCD, then Immunicon shall refund to OCD the reasonable out of pocket costs borne by OCD in taking such actions with respect to the patent(s) in question.

          8.6.2    Joint Inventions.    In the event that a party wishes to discontinue or abandon prosecution of any patent or patent application on any joint Invention, or elects to cease paying maintenance fees of any resulting patent, it shall promptly inform the other party; such other party shall then be entitled to continue the prosecution of any such application, pay any expense or cost, and take any other action necessary to continue the prosecution of such patent applications or keep any resulting patents in force on behalf of the parties. In the event that any Cellular Analysis Product or Automated Cell Analysis System subsequently released into the stream of commerce comes within the scope of any patent whose prosecution or maintenance has been so assumed, then the party that elected to discontinue or abandon prosecution or maintenance shall refund to the other party the costs borne by the other party in taking such actions with respect to the patent(s) in question.

        8.7    Costs.    All patent attorney fees and all patent registration, patent filing, patent translation and patent maintenance fees, costs and expenses with respect to the Patents and the Inventions solely owned by a party shall be borne by that party. All such fees, costs, and expenses with respect to Patents and the Inventions owned jointly by the parties shall be shared equally by the parties.

        8.8    In all events concerning patent prosecution of the application under this Section, OCD and Immunicon shall cooperate with each other.

9.     Third Party Infringement.

        9.1    Enforcement by Immunicon.    If either party becomes aware that any of the Patents or rights in Works are being or have been infringed by any Third Party, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. Immunicon shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an "Action") with respect to such infringement, including any declaratory judgment action, at its expense, using counsel of its choice. OCD shall cooperate with Immunicon and provide such nonmonetary assistance as Immunicon may reasonably request in connection with any such Action. Any recovery of damages by Immunicon for any such suit shall be applied first in satisfaction of any costs incurred by Immunicon relating to the Action (including attorneys' and expert fees and the balance remaining from any recovery shall be divided as follows: (a) OCD shall recover sixty nine percent (69%), and (b) all the remaining damages shall be recovered by Immunicon.

        9.2    Joint Enforcement.    In the event that Immunicon institutes an Action relating to the Field pursuant to Section 9.1 above, OCD shall have the right to intervene in such Action and Immunicon shall not oppose such intervention, provided that (i) OCD notifies the court of its intention to intervene within one hundred twenty (120) days of the commencement of such Action, and (ii) OCD shares equally with Immunicon the total costs incurred by Immunicon (including, without limitation, attorneys' and expert fees) of conducting such Action. The parties shall cooperate and provide each other such assistance as either may reasonably request in connection with any such Action, provided, Immunicon shall retain the control of the conduct and settlement of any such Action. Any recovery of damages for any such suit shall be applied first in satisfaction of any actual out-of-pocket costs and expenses incurred by either of the parties relating to the Action (including, without limitation, attorneys' and expert fees), the balance remaining from any recovery shall be divided as follows:

(a) OCD shall recover sixty nine percent (69%), and (b) all the remaining damages shall be recovered by Immunicon.

        9.3    Enforcement by OCD.    In the event that Immunicon fails to initiate or defend any Action involving the Patents or rights in Works in the Field within one hundred eighty (180) days of receiving notice of any alleged infringement, OCD may, at its option, initiate and control such an Action (including Actions for past infringements), and Immunicon shall cooperate with OCD and provide such non-monetary assistance as OCD may reasonably request in connection with any such Action. Any recovery of damages by OCD for any such suit shall be applied first in satisfaction of any costs incurred by OCD relating to the Action (including attorneys' and expert fees), the balance remaining from any recovery shall be divided as follows: (a) OCD shall recover sixty nine percent (69%), and (b) all the remaining damages shall be recovered by Immunicon. In addition to the foregoing, OCD shall have the right to be included as a co-plaintiff or named plaintiff in any litigation involving Inventions in the Field for the purpose of calculating and obtaining damages due under the law or in equity adequate to compensate OCD for its losses.

        9.4    Costs.    The costs of litigation referred to in this Section 9 shall include but not be limited to such out-of-pocket expenses as court costs and court fees, reasonable travel expenses, reasonable charges for the professional services of outside counsel and experts, and shall exclude only the time that OCD's or Immunicon's regular employees devote to such litigation.

        9.5    Assistance.    Immunicon agrees that in the event that OCD chooses to prosecute an action for infringement of a Patent under Section 9.3 herein but cannot do so in its own name, to sign and give to, within thirty (30) days after request by OCD, all necessary documents in order for OCD to prosecute such infringement in the name of Immunicon. Immunicon also agrees to cooperate with OCD, at OCD expense for out-of-pocket costs, in the prosecution of such infringement.

10.   Third Party Claim of Infringement.

        10.1    If a claim of patent infringement or misappropriation or wrongful use of a trade secret or other proprietary right is brought against a party hereto in any country by reason of any act conducted in the furtherance of this Agreement, or if a party becomes aware of any potentially-infringing patent or other proprietary right owned by a Third Party in any country, such party shall promptly give notice thereof to the other parties and provide them with all information in its possession regarding such claim or potential infringement.

        10.2    Each party shall indemnify, defend and hold harmless the other party against any damages, costs, expenses and liabilities (including attorneys' fees and expenses) arising out of a claim of patent infringement or misappropriation or wrongful use of a trade secret or other proprietary right based on the manufacture, use, or anticipated sale of any product that embodies the indemnifying party's Invention or Works. The indemnifying party shall conduct the defense of any such suit for infringement, misappropriation, or misuse at its expense. The indemnified party may participate in such defense, at its option and expense, and shall furnish to the indemnifying party such assistance as it may reasonably need and request from time to time for the conduct of the defense of such suit. Neither party shall dispose of or settle any such claim in any manner which may compromise or affect the validity of any of the other party's Inventions or Works, without that party's prior written consent, which shall not be unreasonably withheld. No indemnification of any claim for infringement, misappropriation, or misuse shall apply where the claim arises out of the manufacture, use, or anticipated sale of products embodying joint Inventions or Works.

11.    Patent Marking.    OCD shall mark Cellular Analysis Products with appropriate patent numbers or indicia at Immunicon's instruction and election, as, when and where OCD may reasonably accommodate same, given packaging, printing schedules and other factors, in those countries where such markings have notice value as against infringing persons.

12.   Confidentiality and Publication

        12.1    Confidential Information.    All Confidential information disclosed by one party to the other shall not be used by the receiving party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving party, and shall not be disclosed by the receiving party to any other person, firm or agency, governmental or private, without the prior written consent of the disclosing party, except to the extent Confidential Information is:

          (1)   known by or in possession of the receiving party at the time of its receipt as documented in written records;

          (2)   independently developed outside the scope of this Agreement by employees of the receiving party having no access to or knowledge of the Confidential Information disclosed hereunder as documented in written records;

          (3)   in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party;

          (4)   received without an obligation of confidentiality from a Third Party having the right to disclose such information;

          (5)   required to be disclosed to governmental agencies in order to gain approval to sell Cellular Analysis Products and Automated Cell Analysis Systems, or disclosure is otherwise required by law, regulation or governmental or court order (so long as the receiving party provides notice of such disclosure, seeks to obtain protective orders or other available confidentiality treatment and, in the case of disclosures to the SEC, seeks confidential treatment to the extent reasonably requested by the disclosing party);

          (6)   released from the restrictions of this Section 12.1 by the express written consent of the disclosing party; or

          (7)   disclosed to agents, consultants, assignees, sublicensees or subcontractors of OCD or Immunicon or their Affiliates which have a need to know such information in connection with the performance of this Agreement, provided that such persons are or agree to be subject to the provisions of this Section 12.1 or substantially similar provisions.

        12.2    Publication.    Prior to public disclosure or submission for publication of a manuscript or other work describing the result of any aspect of the Development Program or other scientific or clinical activity or collaboration between OCD and Immunicon relating to any activity under the terms of this Agreement, the party disclosing or submitting such a manuscript ("Disclosing Party") shall send the other party ("Responding Party") a copy of the manuscript to be submitted and shall allow the Responding Party not less than thirty (30) calendar days in which to determine whether the manuscript contains subject matter for which patent protection should be sought prior to publication of such manuscript for the purpose of protecting an invention of commercial value to the Responding Party, or whether the manuscript contains confidential information belonging to the Responding Party, or whether the manuscript contains information that should not yet be revealed for other business reasons. After the expiration of such thirty (30) calendar day period, if the Responding Party has not objected, the Disclosing Party may submit such manuscript for publication and publish or otherwise disclose to the public such research results. If the Responding Party believes the subject matter of the manuscript contains confidential information or a patentable invention of commercial value to the Responding Party or should not yet be otherwise revealed, then prior to the expiration of such thirty (30) calendar day period, the Responding Party shall notify the Disclosing Party in writing of its determination. Upon receipt of such written notice from the Responding party, the Disclosing Party shall delay public disclosure of such information or submission of the manuscript for an additional period of sixty (60) calendar days to permit preparation and filing of a patent application on the disclosed subject matter or for such other period and for such other reasons as the parties shall mutually agree. The Disclosing Party shall thereafter be free to publish or disclose such information, except that the Disclosing Party may not disclose any confidential information of the Responding Party without the prior written consent of the Responding Party.

13.   TERM, TERMINATION, AND REMEDIES FOR CERTAIN BREACHES

        13.1    Term.    Unless earlier terminated in accordance with this Section 13, this Agreement shall remain in effect until twenty (20) years following the Effective Date hereof and the term of this Agreement shall automatically extend for three-year renewal terms unless otherwise terminated in accordance with this Section 13.

        13.2    Termination of Manufacturing and Research Obligations by Immunicon.    Immunicon shall have the right to provide OCD with three years notice of termination of its obligation to supply products and/or conduct research no earlier than seventeen (17) years from the Effective Date hereof in which case Immunicon shall be relieved of such obligations. In the event that Immunicon terminates its obligations to supply products and/or conduct research, Immunicon's share of Net Sales will be adjusted as set forth in Sections 6.6.1 and/or 6.6.2 and/or 6.6.3, as applicable. In the event that Immunicon gives notice to OCD pursunat to this Section 13.2 of its intent to cease supplying products within ninety (90) days of such notice Immunicon shall provide OCD with all manufacturing information and know-how and such other assistance as is reasonably necessary to enable OCD to manufacture such products and OCD shall have the right to manufacture or cause a Third Party to manufacture any Cellular Analysis Products or Automated Cell Analysis Systems, or any component thereof.

        13.3    Termination by Mutual Agreement.    This Agreement may be terminated at any time upon the mutual agreement of the parties in writing.

        13.4    Termination by OCD Prior to Commercial Period.    OCD may terminate this Agreement for any reason or no reason at any time prior to the commencement of the Commercial Period upon one hundred eighty (180) days written notice to Immunicon.

        13.5    Termination during the Commercial Period.    OCD may terminate this Agreement for any reason or no reason upon twenty-four (24) months' written notice to Immunicon after the commencement of the Commercial Period. Immunicon may terminate this Agreement and/or negotiate with other potential licensees at any time after receiving OCD's notice of termination under this section 13.5.

        13.6    Termination for Breach.    In the event of a Material Breach by either party, then the other party may terminate this Agreement by giving such party notice of such Material Breach. The party receiving such notice shall have ninety (90) days from the date of receipt thereof to cure such Material Breach. If such Material Breach is not cured within such ninety (90) day period, then the non-breaching party shall have the right to terminate this Agreement effective as of the end of such period. In the event such Material Breach is cured during such period, such notice shall be of no force or effect and this Agreement shall not be terminated.

        13.7    Change of Control.    In the event that a Third Party who in the immediately preceding fiscal year either has reported or it is generally recognized has recorded medical in vitro diagnostic revenues of U.S. $100,000,000 (the "Acquiring Party") shall acquire by stock purchase, merger or otherwise, directly or indirectly, fifty percent (50%) or more of the outstanding shares entitled to vote for the election of directors of Immunicon, or substantially all of its assets to which this Agreement relates, OCD shall have the right, within sixty (60) days after such acquistion, to terminate this Agreement upon thirty (30) days notice to the Acquiring Party and to Immunicon, except as otherwise required by law.

        13.8    Effect of Termination.    (a) In the event of termination of this Agreement pursuant to Section 13.4 or Section 13.6 (in the event that OCD is the breaching party), OCD shall have no rights under the license granted in Section 7.2 and such license shall thereafter be nugatory.

        (b)   In the event of termination of this Agreement pursuant to Section 13.5 or 13.7, OCD shall have no rights under the license granted in Section 7.2 and such license shall thereafter be nugatory unless, at its sole option, OCD shall pay to Immunicon all Milestone payments (whether or not such Milestones have been achieved) in which case such exclusive license shall be reduced to, and OCD may retain, a sole license with Immunicon such that Immunicon shall have the world-wide right to make, use, and sell Cellular Analysis Products and Automated Cell Analysis Systems with the right to have the same sold and/or distributed by one entity (other than OCD) in each country and to perform such other activities as required in connection with, or incidental to, such selling and distribution activity; provided, however, that in the event of termination of this Agreement pursuant to Section 13.7, such license shall be exclusive for the [**]-year period commencing with the effective date of such termination. In the event that pursuant to this clause (b) OCD retains such a sole license or exclusive license, as the case may be, it shall pay to Immunicon an amount equal to [**] percent ([**]%) of Net Sales subject to the adjustment set forth in Section 6.6.2; provided, however, that in the event of termination of this Agreement pursuant to Section 13.7, such amount shall be reduced to [**] percent ([**]%) of Net Sales ([**]) percent of which shall be attributable to each of Patents and Know How) for the period during which such license is a sole license, subject to the adjustment set forth in Section 6.6.2.

        (c)   In the event of termination of this Agreement pursuant to Section 13.6 (in the event that Immunicon is the breaching party), OCD shall have no rights under the license granted in Section 7.2 and such license shall thereafter be nugatory unless, at its sole option, OCD shall pay to Immunicon all Milestone payments (whether or not such Milestones have been achieved) in which case such exclusive license shall be retained by OCD. In the event that OCD retains such an exclusive license it shall pay to Immunicon an amount equal to seven percent ([**]%) of Net Sales ([**] percent of which (i.e., [**]%) shall be attributable to Patents and [**]% of which (ie., [**]%) shall be attributable to Know How) subject to the adjustment set forth in Section 6.6.2 (except that Immunicon's share of Net Sales shall be that percentage of Net Sales otherwise due to Immunicon pursuant to this Agreement, less [**] percent ([**]%)).

        (d)   Termination of this Agreement for any reason shall not release any party hereto from any liability (or obligation assumed and substantially undertaken but not yet accrued) which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder at law or in equity which accrued or are based upon any event occurring prior to such termination, subject to any limitations on damages expressly set forth herein. For the resolution of doubt, upon termination no payment shall be due for any milestone (as defined in Section 5) not yer accomplished. Upon termination or expiration of this Agreement OCD will use reasonable efforts (which shall in no event include the payment of any transfer or other fee) to transfer any Cellular Analysis Product and/or Automated Cell Analysis System product registrations that may have been registered in the name of OCD or any of its Affiliates as well as any trademarks (excluding any trademarks containing the "Ortho" name or logo or the name or logo of any Affiliate of OCD or that was otherwise owned by OCD or its Affiliates prior to the Effective Date).

        13.9    Immunicon's Obligations With Respect to Third Party Patents.    In the event that OCD exercises its right to manufacture or have manufactured any Cellular Analysis Product or Automated Cell Analysis System as set forth in this Agreement, Immunicon will use reasonable commercial efforts to provide OCD with rights under Third Party patents, absent which the manufacture, use or sale of such Cellular Analysis Products or Automated Cell Analysis Systems would infringe valid claims of such patents.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        13.10    Remedies for Certain Breaches.

          13.10.1    Failure to Perform by Immunicon.    The following acts shall not be considered as giving rise to a right to terminate this Agreement under Section 13.6, but shall comprise a failure to perform by Immunicon which shall have the described consequences: (a) Immunicon's failure to meet manufacturing quality standards as set forth in Section 6.10,which failure Immunicon has failed to remedy or pursue the appropriate course of action as provided in such Section, in which case (i) Immunicon shall provide OCD, upon OCD's request, with all manufacturing information and Know How and such other assistance that is reasonably necessary to enable OCD to manufacture or have manufactured such products and OCD shall have the right to manufacture or cause to be manufactured any Cellular Analysis Products or Automated Cell Analysis System, or any component thereof, and (ii) Immunicon's share of Net Sales from and after the date that Immunicon ceases manufacturing products hereunder shall be as set forth in Section 6.6.1 (as it may be modified by Section 6.6.2); (b) Immunicon's failure to supply as set forth in Section 6.11.1, which failure Immunicon has failed to remedy as provided in such Section, in which case (i) Immunicon shall provide OCD, upon OCD's request, with all manufacturing information and Know How and such other assistance as is reasonably necessary to enable OCD to manufacture or have manufactured such products and OCD shall have the right to manufacture or cause to be manufactured any Cellular Analysis Products or Automated Cell Analysis System, or any component thereof and (ii) Immunicon's share of Net Sales from and after the date that Immunicon ceases manufacturing products shall be as set forth in Section 6.6.1 (as it may be modified by Section 6.6.2); and (c) Immunicon's failure to meet its Research funding obligations under Section 3.5.4, which is not remedied as provided in such Section, in which case OCD may elect, in its sole and absolute to discretion to either (i) fund such activities and responsibilities and elect to recoup such funding as provided in Section 3.5.4 or (ii) reduce Immunicon's share of Net Sales as set forth in Section 6.6.3.

          13.10.2    Failure to Perform by OCD.    The following acts shall not be considered as giving rise to a right to terminate this Agreement under Section 13.6, but shall comprise a failure to perform by OCD which shall have the described consequences: (a) OCD's failure to make a product available for sale in a country within six full calendar months after the date of Regulatory Approval within such country (provided that such product is produced in sufficiently reasonable commercial quantities (other than due to the fault of OCD) to enable OCD to make such product available and such sale is not otherwise proscribed), unless on advice of counsel the sale or use of such product would infringe a Third Party patent or other proprietary right in such country or the manufacture of such product would infringe a Third Party patent or other proprietary right in the country in which it is then being manufactured, in which case (i) Immunicon shall have the right to declare the license set forth in Section 7.2 a sole license in such country and shall have the right to appoint one entity (in addition to OCD) to distribute products in such country and (ii) Immunicon's share of Net Sales shall be as set forth in Section 6.6.4 (as it may be modified by Section 6.6.2); (b) OCD's breach of Section 15.7 in any country, in which case (i) Immunicon shall have the right to declare the license set forth in Section 7.2 a sole license and shall have the right to appoint one entity (in addition to OCD) to distribute the products in such country and (ii) Immunicon's share of Net Sales shall be as set forth in Section 6.6.4 (as it may be modified by Section 6.6.2); and (c) total Net Sales actually achieved in any Major Region during any Calendar Year is less than [**] percent ([**]%) of the Annual Forecast provided by OCD pursuant to Section 6.7.6 for such Major Region for two (2) consecutive and complete Calendar Years following the third year after the first offer for commercial sale of a product in such Major Region, in which case Immunicon shall have the right to co-market Cellular Analysis Products and Automated Cell Analysis Systems in such Major Region.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

14.   DISPUTE RESOLUTION

        14.1    In the event that Immunicon disagrees with an SC decision regarding the attainment of a Milestone (or failure thereof) or the satisfaction of Milestone conditions (or the failure thereof) it shall have the right to bring forward additional information regarding such Milestone and have the matter reconsidered by the SC within thirty (30) calendar days from the date of the initial SC decision. If, thereafter, Immunicon is still in disagreement with such decision it shall have the right to have the matter decided by a technical expert. Such technical expert shall be selected by the mutual agreement of one technically skilled person selected by Immunicon and one technically skilled person selected by OCD. Neither the technically skilled persons nor the technical expert shall be the employee of either party, nor shall they be a direct competitor of either party, nor shall they have any significant business affiliation with either party. To the extent possible, the technical expert shall base his opinion solely on the technical merits of the matter under consideration. The technical expert shall set forth his decision and reasons for reaching such decision in a written report to the parties. The decision of the technical expert shall be final and both parties waive any right they may otherwise have in arbitration or litigation regarding the merits of such decision. Immunicon shall have the right to initiate the process of selecting technically skilled persons and technical experts at any time following the first decision by the SC regarding the attainment of a Milestone but no decision shall be rendered until such decision has been reconsidered by the SC as set forth above. The parties shall each share equally in all costs associated with the performance of the technical expert and shall each bare their own expenses in all other respects.

        14.2    Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof (other than any controversy or claim regarding the attainment of a Milestone which shall be settled in accordance with the procedures set forth in Section 14.1), shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the Federal District Court for the Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in New Jersey and the arbitrator shall apply the substantive law of New York (except where the law conflicts this clause) except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be neutral, independent, disinterested, impartial and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS' FEES OF COSTS.

15.   REPRESENTATIONS, INDEMNIFICATION, NON-COMPETITION COVENANTS

        15.1    Representations of Immunicon.    Immunicon represents and warrants to OCD that:

          15.1.1    The execution, delivery and performance of this Agreement by Immunicon will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any contract, obligation or commitment to which Immunicon is a party or by which it is bound, or to Immunicon's knowledge, any statute, rule or governmental regulation applicable to Immunicon.

          15.1.2    Immunicon has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. All corporate action on the part of Immunicon and its officers, directors and stockholders necessary for the performance of Immunicon's obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of Immunicon, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally, (ii) the availability of equitable remedies (e.g., specific performance, injunctive relief, and other equitable remedies) may be limited by equitable principles of general applicability, and (iii) that no representation is made regarding the effect of laws relating to competition, antitrust or misuse or the effect of OCD's intellectual property rights.

          15.1.3    All employees of Immunicon who are expected to participate in the Development Program have signed agreements regarding proprietary information and inventions, confidentiality and non-use of information with Immunicon in a form reasonably considered by Immunicon and its counsel to assure Immunicon's title to any Inventions or Confidential Information that may arise or be developed by such employees hereunder. Such agreements are legal, valid and binding obligations of Immunicon and its employees and are enforceable in accordance with their terms, except as limited by applicable bankruptcy laws and other similar laws affecting the creditors' rights and remedies generally and except insofar as the availability of equitable remedies may be limited.

          15.1.4    To the knowledge of Immunicon, as of the Effective Date of this Agreement, Cellular Analysis Products, Automated Cell Analysis Systems and related instrumentation and materials in development and contemplated development on the date hereof, can be manufactured, produced, used, sold and distributed without infringing the patents or other proprietary rights of any other party.

          15.1.5    Immunicon has obtained rights relating to Cellular Analysis Products, Automated Cell Analysis Systems, and related instrumentation and materials that may have been affected by collaborations between Immunicon and Third Parties wherein such rights are necessary for the performance hereunder by Immunicon and OCD. Such collaborations include, without limitation, efforts undertaken with, Becton Dickinson, The University of Texas Southwestern Medical Center, and The University of Twente.

        15.2    Representations of OCD.    OCD represents and warrants to Immunicon that:

          15.2.1    Its execution, delivery and performance of this Agreement will not, with or without notice, the passage of time or both result in any violation of, be in conflict with, or constitute a default under any contract, obligation or commitment to which it is a party or by which it is bound, or to its knowledge, any statute, rule or governmental regulation applicable to it.

          15.2.2    OCD has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. All corporate action on the part of OCD and its officers and directors necessary for the performance of its obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of each such party, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by applicable bankruptcy laws and other similar laws affecting creditors' rights and remedies generally, (ii) the availability of equitable remedies (e.g. specific performance, injunctive relief and other equitable remedies) may be limited by equitable principles of general applicability, and (iii) that no representation is made regarding the effects of laws relating to competition, antitrust or misuse.

          15.2.3    OCD, as of the Effective Date, is not a party to any material contract (other than this Agreement) with a Third Party with respect to the Field.

        15.3    Indemnification by OCD.    OCD shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless Immunicon and its Affiliates, stockholders, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys' fees) (collectively, "Damages") arising out of or resulting from (a) the misrepresentations of any representation or the breach of any warranty, covenant or agreement made by OCD in this Agreement and (b) the negligence or willful misconduct of OCD or any of its Affiliates or any of their respective subagents in connection with any such entity acting as a sales agent for Automated Cell Analysis Systems under Section 6.4.1; provided, however that there shall be apportionment in accordance with responsibility when such indemnity obligation derives in part from acts of OCD and in part from acts of Immunicon (and the parties hereby agree to split all third party product liability or personal injury claims arising from the sale, use or distribution of any Cellular Analysis Product or Automated Cell Analysis System that meets the Specifications therefor and is not otherwise defective as agreed to by the parties and if the parties are unable to reach such agreement then such matter shall be determined in accordance with the procedures set forth in Section 14.2 and the arbitrator shall make such determination in accordance with the relative fault of the parties); provided, further, however, Immunicon shall bear all Damages which arise out of or result from the sale, use or distribution of any Cellular Analysis Product or Automated Cell Analysis System that does not meet the Specifications therefor or is otherwise defective or not consistent with any warranty as to Bulk Reagents or Automated Cell Analysis System made by Immunicon hereunder.

        15.4    Indemnification by Immunicon.    Immunicon shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless OCD and its Affiliates, stockholders, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys' fees) arising out of or resulting from (a) the misrepresentation of any representation or the breach of any warranty, covenant or agreement made by Immunicon in this Agreement and (b) the negligence or willful misconduct of Immunicon or any of its employees or agents in connection with the clinical trial activities undertaken by Immunicon pursuant to this Agreement; provided, however, that there shall be apportionment in accordance with responsibility when such indemnity obligation derives in part from acts of OCD and in part from acts of Immunicon.

        15.5    Claims.    In any claim for indemnification (an "Indemnity Claim"), the indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base such a claim under this Agreement. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner. In the event that any such indemnity obligation shall be apportioned between the parties, OCD shall have the right to control the Indemnity Claim, subject to the participation and involvement of Immunicon.

        15.6    Insurance.    Each party agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby which policies shall provide for the types of and amounts of coverage as set forth in Schedule 15.6 attached hereto. Each policy shall provide for 30 days written notice of cancellation or material change and upon request, each party shall provide to the other party a certificate of coverage or other written evidence reasonably satisfactory to such other party of such insurance coverage.

        15.7    Non-competition Covenant.    During the term of this Agreement, neither OCD or its Affiliates on the one hand, nor Immunicon or its Affiliates on the other hand, shall manufacture, promote, market, sell or distribute any products in the Field other than the Cellular Analysis Products and the Automated Cell Analysis System ("Competing Activity"); provided, however, that the foregoing shall not be deemed to prohibit OCD, Immunicon or any of their respective Affiliates from (a) owning or acquiring the securities or assets of any entity where the sales attributable to Competing Activity of such entity does not exceed $[**] for the twelve-month period immediately preceding the date such securities or assets are owned or acquired, it being understood that if OCD, Immunicon or any of their respective Affiliates should acquire an entity exceeding such limits, they shall have the obligation to dispose of, or otherwise relinquish control of, such competing business within one year after its acquisition or merging it into the business to which this Agreement relates; or (b) owning or acquiring up to [**] percent ([**]%) of the outstanding voting securities or other equity interests of any entity that has sales attributable to Competing Activity exceeding the limits set forth in clause (a) of this Section.

16.   MISCELLANEOUS

        16.1    Notices.    Any notice to be given hereunder by OCD to Immunicon or by Immunicon to OCD shall be in writing and delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service; or upon if so sent by U.S. mail, three business days after deposit in the mail, and shall be addressed:

        If to OCD, to OCD's address set forth above, to the attention of the Chairman;

        With a copy to:

      Johnson & Johnson
      One Johnson & Johnson Plaza
      New Brunswick, New Jersey 08933
      Attention: Office of General Counsel

        If to Immunicon to Immunicon's address set forth above, to the attention of the President or to such other address as any party shall hereafter designate by notice given in accordance with this Section.

        16.2    Payment of Expenses.    Except as expressly set forth herein, all costs and expenses related to this Agreement and the related transactions, including the fees and expenses of legal counsel, accountants, brokers and other representatives and consultants, shall be borne by the party incurring such costs and expenses, whether or not such transactions are consummated.

        16.3    Assignment.

          16.3.1    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party which consent shall not be unreasonably withheld; except that (a) OCD may, without such consent, assign this Agreement or any or all of such rights, interests and obligations to (i) any Affiliate thereof or (ii) a Third Party to whom substantially all of OCD's business or assets in the cellular analysis of Cancer is transferred; and (b) Immunicon may assign this Agreement to (i) an Affiliate or (ii) a Third Party to whom substantially all of Immunicon's business or assets (including, without limitation, Inventions) have been assigned, subject to OCD's rights set forth in Section 13.7.

          16.3.2    In the event of an assignment of this Agreement pursuant to Section 16.3.1 (a)(ii), the restrictions set forth in Section 15.7 shall no longer apply to OCD or any of its Affiliates. In the event of an assignment of this Agreement pursuant to Section 16.3.1 (b)(ii), the restrictions set forth in Section 15.7 will continue to apply to Immunicon as well as the assignee of this Agreement.

          16.3.3    Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Any assignment in contravention of this section 16.3 is void.

        16.4    Public Statements and Press Releases.    The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. No party shall use the name of the other party or any of its Affiliates for advertising or promotional purposes without the prior written consent of such other party.

        16.5    Modifications and Amendments.    This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

        16.6    Headings.    The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

        16.7    Waiver.    The failure of any party to require the performance of any term of this Agreement, or the waiver of any party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

        16.8    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        16.9    Invalidity.    In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        16.10    Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. This Agreement shall be governed by the laws of the State of New York, without giving effect to conflicts of law provisions.

        16.11    Incorporation of Exhibits and Schedules.    The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. In the event of any conflict between the terms or provisions of any Exhibit or Schedule and those of the basic Agreement, the terms or provisions of the basic Agreement shall govern.

        16.12    Entire Agreement.    It is the desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their undertakings herein. This Agreement constitutes and sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise, agreement or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Each party acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof.

        16.13    Survival of Certain Provisions.    To the extent applicable the following Sections shall survive termination of this Agreement along with any remedies for the breach thereof: Section 6.6 (Adjustments to Distribution of Revenue), 7.1 (Ownership of IP), 7.2 (License Grant), accrued rights under Section 8 (Patents), 9 (Third Party Infringement), 10 (Infringement), 11 (Marking), 12 (Confidentiality), 14 (Dispute Resolution), 15.1.4 (Representations), 15.1.5 (Representations), 15.3 (Indemnification), 15.4 (Indemnification), 15.5 (Claims).

        16.14    No Agency.    Except for the sales agency arrangement set forth in Section 6.4.1, nothing in this Agreement shall be construed to make the relationship of the parties herein a joint venture, an association, a partnership, or make the parties agents of one another. Except as set forth in Section 6.4.1, the parties are not authorized to act as agents of one another as to any matter or to make any representations to any third parties indicating or implying the existence of any such agency relationship and the relationship between the parties shall be that of independent contractors.

        16.15    Rights Upon Insolvency.    All rights and licenses to Inventions and Works granted under or pursuant to this Agreement by one party ("Licensor") to the other party ("Licensee") are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Each party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such Inventions and Works. If a case is commenced by or against any party hereto under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, such party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall either perform all of the obligations provided in this Agreement to be performed by such party or provide to the other party all such intellectual property (including all embodiments thereof) held by such party and such successors and assigns, as the other party may elect in a written request, immediately upon such request. If a Title 11 case is commenced by or against a party, this Agreement is rejected as provided in Title 11 and the other party elects to retain its rights hereunder as provided in Title 11, then such party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall provide to the other party all such intellectual property (including all embodiments thereof) held by such party and such successors and assigns immediately upon the other party's written request therefor. All rights, powers and remedies of any party, as a Licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the other party. Licensee, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

        IN WITNESS WHEREOF, the parties hereto intending legally to be bound hereby, have each caused this Agreement to be duly executed as of the date first above written.

IMMUNICON CORPORATION
By	/s/ Edward L. Erickson
Name:	EDWARD L. ERICKSON
Title:	CHAIRMAN, PRESIDENT & CEO
ORTHO-CLINICAL DIAGNOSTICS, INC.
By	/s/ Gerard Vaillant
Name:	Gerard Vaillant
Title:	Chairman

SCHEDULE AND EXHIBITS

Exhibit	Description
A	Development Plan
B	Immunicon In-Licensed Patents
C	Milestone Table
D	Screening Feasibility Milestone
Schedule	Description
6.1.1	Bulk Reagent Specification
15.6	Insurance

EXHIBIT A

Development Plan (subject to modification as determined by the SC in accordance with this Agreement)

The following elements shall, as a minimum, constitute the initial development plan for the years 2000-2007

        [**]

Products for Breast Cancer

        [**]

        [**]

        [**]

Products for Colorectal Cancer

        [**]

        [**]

        [**]

Systems

        [**]

        [**]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

Exhibit B

Patents, Patent Applications, and Know-How Licensed to Immunicon by Third Parties

1.
The License Agreement between Twente University and Immunivest Corporation signed on 4/25/97 by Immunicon officer Leon Terstappen, VP.

2.
The Exclusive License Agreement between the University of Texas System and Immunicon Corporation, signed on 6/16/99 by Immunicon officer Edward Erickson, Chairman and CEO. This includes United States patent application 09/248,388 and European patent application PCT/US99/03073 (W099/41613), U. S. Provisional Patent Application Serial Number 60/074,535 filed February 12, 1998 entitiled "Test For Detecting, Enumerating and Characterizing Carcinoma Cells in the Blood" (corresponding for reference purposes only to UT Soutwestern file number UTSD:568-PZ1) and U. S. Provisional Patent Application Serial Number 60/110,202 filed November 30, 1998 entitiled "Detection and Characterization of Carcinoma Cells in the Blood" (corresponding for reference purposes only to UT Soutwestern file number UTSD:568-PZ2).

3.
The License Agreement between Stanford University and Immunicon Corporation covering the phycobiliproteins, signed on 2/9/00 by Immunicon officer Edward Erickson, Chairman and CEO.

This includes Stanford University dockets:

S81-026
Patent Status:
☐	Issued: 4859582 (USA)
☐	Issued: 5055556 (USA)
☐	Issued: 4520110 (USA)
☐	Issued: 1594827 (Japan)
☐	Issued: 76695 (EPO)
☐	Issued: 1179942 (Canada)
☐	Issued: 548440 (Australia)
S83-020
Appears to be docket of continuations of patents
4.
[**]

5.
[**]

6.
[**]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

Exhibit C:

Milestone Table

        [**] [3 pages omitted]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

Exhibit D:

Screening Feasability Milestone (Section 5.2.2)

        [**] [2 pages omitted]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

  •
  For biopsy-confirmed invasive breast cancer, the sensitivity of the Immunicon test should meet the following requirements*.

Schedule 6.1.1

Bulk Reagent Specifications

        (to be attached upon agreement of the parties)

Schedule 15.6

Insurance Requirements

        1.     Commercial General Liability Insurance in an amount not less than $5 million per occurrence/annual aggregate bodily injury/property damage combined; provided that such insurance shall be increased to $10 million per occurrence on or prior to the first commercial sale of Cellular Analysis Products.

        2.     Product Liability Insurance in an amount not less than $10 million per occurrence/annual aggregate bodily injury/property damage combined; provided that neither party shall be required to have such insurance in effect until the first commercial sale of Cellular Analysis Products.

        3.     All Risk Property Insurance covering the full replacement value of the insured's property.

        4.     Workers Compensation Insurance—statutory limits.

        IN WITNESS WHEREOF, the parties hereto intending legally to be bound hereby, have each caused this Agreement to be duly executed as of the date first above written.

IMMUNICON CORPORATION
By:	/s/ EDWARD L. ERICKSON
Name:	Edward L. Erickson
Title:	Chairman, President & CEO
ORTHO-CLINICAL DIAGNOSTICS, INC.
By:	/s/ GERARD VAILLANT
Name:	Gerard Vaillant
Title:	Chairman

QuickLinks

DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT
SCHEDULE AND EXHIBITS
EXHIBIT A
Exhibit B
Exhibit C
Exhibit D: Screening Feasability Milestone (Section 5.2.2)
Schedule 6.1.1 Bulk Reagent Specifications
Schedule 15.6 Insurance Requirements